Exhibit 10.9

$40,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

ALARM FUNDING, LLC,

LENDERS PARTY HERETO

and

FCC, LLC, As Agent

Dated as of May 25, 2007

i

v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 5.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 5.1.7	-	LITIGATION
SCHEDULE 5.1.9	-	FINANCIAL PROJECTIONS
SCHEDULE 5.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 5.1.15	-	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 5.1.18	-	BORROWER’S OPERATING AGREEMENT
SCHEDULE 5.1.19	-	INSURANCE POLICIES
SCHEDULE 5.1.21	-	MATERIAL CONTRACTS
SCHEDULE 5.1.28	-	TELEPHONE NUMBERS
SCHEDULE 7.1.17	-	DEPOSIT ACCOUNTS
SCHEDULE 7.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 7.2.8	-	AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT 1.1(A)(1)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(A)(2)	-	ASSIGNMENT AND MODIFICATION AGREEMENT
EXHIBIT 1.1(C)(1)	-	COLLATERAL ASSIGNMENT OF CONTRACTS
EXHIBIT 1.1(E)	-	FORM OF SECURITY ALARM CONTRACT
EXHIBIT 1.1(G)	-	GUARANTY AGREEMENT (ANTI-FRAUD)
EXHIBIT 1.1(N)(1)	-	NONSOLICITATION AGREEMENT (BORROWER)
EXHIBIT 1.1(N)(2)	-	NONSOLICITATION AGREEMENT (MEMBER)
EXHIBIT 1.1(N)(3)	-	NONSOLICITATION AGREEMENT (SENIOR MANAGEMENT TEAM)
EXHIBIT 1.1(P)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1 (S)(1)	-	SECURITY AGREEMENT
EXHIBIT 1.1 (S)(2)	-	SUBORDINATION AGREEMENT
EXHIBIT 2.5	-	REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.9(a)	-	INCREASING LENDER JOINDER AND ASSUMPTION
EXHIBIT 2.9(b)	-	AUGMENTING LENDER JOINDER AND ASSUMPTION
EXHIBIT 6.1.4	-	OPINION OF COUNSEL
EXHIBIT 7.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.2.22	-	BORROWER’S UNDERWRITING GUIDELINES
EXHIBIT 7.3.4	-	QUARTERLY COMPLIANCE CERTIFICATE
EXHIBIT 7.3.5		BORROWING BASE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of May 25, 2007, and is made by and among ALARM FUNDING, LLC, a Delaware limited liability company (“Borrower”), Lenders (as hereinafter defined), and FCC, LLC, a Florida limited liability company, in its capacity as agent for Lenders under this Agreement (hereinafter referred to in such capacity as “Agent”).

WITNESSETH:

WHEREAS, Borrower has requested Lenders to provide a revolving credit facility in a principal amount not to exceed $40,000,000; and

WHEREAS, the revolving credit facility shall be used: (a)  to finance Permitted Acquisitions, (b) for general corporate purposes, (c) to repay up to $30,000,000 of Borrower’s debt to Whitecap (US) Fund I, L.P., and (d) for working capital; and

WHEREAS, Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties, in consideration of their mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, covenant and agree as follows:

1.             CERTAIN DEFINITIONS

1.1          Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

ACH shall mean Automated Clearing House or any successor reasonably acceptable to Agent.

Affiliate as to any Person shall mean any other Person:  (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (c) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.  Notwithstanding the foregoing, in the event that Whitecap forms an entity as described in Section 10.18 [Related Entities] and under the conditions set forth therein, such entity shall be deemed not to be an Affiliate of Borrower for purposes of this definition.

Agent shall mean FCC, LLC and its successors and assigns.

Agreement shall mean this Credit Agreement, including all schedules and exhibits.

Alarm System shall mean all electronic or other wiring, sensors, detectors, relays, controls, transmitters, sirens and other equipment provided to Borrower’s customers.

Annual Fee shall mean the fee referred to in Section 2.3 [Annual Fees].

Annual Statements shall have the meaning assigned to that term in Section 5.1.9(a) [Historical Statements].

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

Applicable Margin shall mean 3.00% per annum; provided, however, that in the event that the Annual Attrition Rate exceeds 13%, the Applicable Margin shall be increased by 0.25% for each 0.5% that the Annual Attrition Rate exceeds 13% (rounding up to the nearest 0.5%); provided further that the Applicable Margin shall not exceed 4.00%.   The Applicable Margin shall be recomputed as of the end of each month ending after the Closing Date based on the Annual Attrition Rate as of such month end.  Any increase or decrease in the Applicable Margin computed as of a month end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.4 [Certificate of Borrower].

If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, Borrower determines or Agent or the Lenders determine and provide reasonable support that (i) the Annual Attrition Rate as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Annual Attrition Rate would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Agent for the account of the Lenders, promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Agent or any Lender, as the case may be, under Section 3.3[Interest After Default] or 8 [Default].  Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.

Approved Central Stations shall mean (a) any third party monitoring central  stations acceptable to Agent in its reasonable discretion as evidenced in writing and (b) SAI’s Illinois and Florida central stations, provided that each central station has delivered to Agent a fully-executed Assignment and Modification Agreement.

Approved Credit Score shall mean a credit score provided by a Credit Bureau Provider.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and Agent, as Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A)(1).

Assignment and Modification Agreement shall mean an Assignment and Modification Agreement by and among Agent, Borrower and an Approved Central Station, substantially in the form of Exhibit 1.1(A)(2) but without respect to those provisions specific to the relationship with SAI.

Attrition Rate shall mean the annualized ratio of (a) to (b), expressed as a percentage, each without duplication:

(a)           (i)            all RMR that cancelled or failed to renew, plus,

(ii)           all RMR with balances more than 90 days past Due Date, minus the previous month’s RMR with balances more than 90 days past Due Date, plus

(iii)          all RMR rate decreases, divided by

(b)           all RMR with balances 90 days or less past Due Date.

The “Annual Attrition Rate” shall be calculated as of the last day of each calendar month for the 12 months then ended and reported as a monthly average commencing on the Closing Date; provided, however, that the Annual Attrition Rate calculated as of the last day of (t) May 2007 shall be calculated for the 6 months then ended, (u) June 2007 shall be calculated for the 7 months then ended, (v) July 2007 shall be calculated for the 8 months then ended, (w) August 2007 shall be calculated for the 9 months then ended, (x) September 2007 shall be calculated for the 10 months then ended, (y) October 2007 shall be calculated for the 11 months then ended, and (z) November 2007 shall be calculated for the 12 months then ended, and in each case reported as a monthly average. The “Quarterly Attrition Rate” shall be calculated as of the last day of each calendar month for the 3 months then ended and reported as an annualized monthly average commencing on the Closing Date.  For example, if the Attrition Rate for the first month is 0.75% and the Attrition Rate for each of the next 2 months is 1.5%, then the average for such 3 month period is 1.25% and the Attrition Rate on an annualized basis is 15%.

Augmenting Lender shall have the meaning set forth in Section 2.9 [Increase in Revolving Credit Commitments].

Augmenting Lender Joinder shall have the meaning set forth in Section 2.9 [Increase in Revolving Credit Commitments].

Authorized Officer shall mean those individuals, designated by written notice to Agent from Borrower, authorized to execute notices, reports and other documents on behalf of Borrower required hereunder.  Borrower may amend such list of individuals from time to time by giving written notice of such amendment to Agent.

Availability shall mean, as of any date of determination, (a) the lesser of (i) the Revolving Credit Commitments or (ii) the Borrowing Base, minus (b) the Revolving Facility Usage.

Base Rate shall mean a fluctuating interest rate per annum equal at all times to the sum of (a) the rate of interest announced publicly from time to time by The Wall Street Journal, Money Rates section, as the “prime rate” (currently defined as the base rate on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks), which rate may not be the lowest or best rate at which the Agent or Lenders calculate interest or extend credit, plus (b) 0.5%.  In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the prime rate, then the Base Rate shall mean the average of the quoted rates.  In the event that The Wall Street Journal ceases to publish a prime rate, then the Base Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Agent.  Each change in the fluctuating interest rate shall take effect for purposes of calculating interest hereunder simultaneously with the corresponding change in the prime rate.

Blocked Accounts shall have them meaning assigned to such term in Section 7.1.17 [Establishment of a Lockbox Account; Dominion Account].

Blocked Person shall have the meaning assigned to such term in Section 5.1.17 [Anti-Terrorism Laws].

Borrower shall mean Alarm Funding, LLC, a Delaware limited liability company.

Borrowing Base shall mean, as of any date of determination, the amount equal to the sum of (a) the product of 23 multiplied by the Eligible RMR (other than the Puerto Rican Eligible RMR) plus (b) the lesser of (i) 10 multiplied by the Puerto Rican Eligible RMR and (ii) $1,500,000, all as calculated with reference to the most recent Borrowing Base Certificate acceptable to Agent and otherwise in accordance with this Agreement; provided, however, the Borrowing Base shall not (x) on the Closing Date, exceed the aggregate amount of Subordinated Debt as of such date, or (y) as of any date of determination after the Closing Date, exceed twice the aggregate amount of Subordinated Debt as of such date; provided further that until Borrower’s year-end reviewed and segregated financial statements for the fiscal year ending December 31, 2006 are received by Agent in form and substance satisfactory to Agent, the Borrowing Base shall not exceed $30,000,000.

Borrowing Base Certificate shall mean the certificate to be delivered by Borrower in accordance with Section 7.3.5 [Borrowing Base Certificate].

Borrowing Date shall mean, with respect to any Revolving Credit Loan, the date for the making thereof or the renewal thereof, which shall be a Business Day.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York, and if the applicable Business Day relates to any Revolving Credit Loan to which the Euro-Rate applies, such day must also be a day on which dealings are conducted in the London interbank market.

Cash Flow from Operations for any period of determination shall mean, without duplication:  (a) the sum of net income and, to the extent deducted in determining net income, depreciation, amortization, interest expense and income tax expense, minus (b) the sum of non-cash credits to net income, in each case of Borrower determined in accordance with GAAP.

CIP Regulations shall have the meaning assigned to that term in Section 9.18 [No Reliance on Agent’s Customer Identification Program].

Closing Date shall mean May 25, 2007.

Collateral shall mean the Pledged Collateral and the UCC Collateral.

Collateral Agent shall have the meaning assigned to that term in Section 8.2.5(b) [Collateral Sharing].

Collateral Assignment of Contracts   shall mean the Collateral Assignment of Contracts in the form of Exhibit 1.1(C)(1).

Collateral Documents shall have the meaning assigned to that term in Section 8.2.5(b) [Collateral Sharing].

Collateral Servicer shall mean Iron Mountain Information Management, Inc., or such other custodian as Agent may select in its sole discretion.

Commercial Security Alarm Contract shall mean a Security Alarm Contract where the customer is a business or other legal entity (other than an Official Body) and the alarm monitoring service to be provided thereunder is for commercial, but not residential, use.

Compliance Certificate shall have the meaning assigned to such term in Section 7.3.4 [Certificate of Borrower].

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Credit Bureau Provider shall mean a company that maintains an accessible database for monitoring the credit activity of Persons and provides a numerical credit score using a credit risk assessment system that is in each case reasonably acceptable to Agent. Agent agrees that the following companies, databases and systems are acceptable:  (a) Equifax Beacon ranging from 500 to 850 for residential customers, and (b) Dun & Bradstreet ranging from 0 to 5 for commercial customers.

Credit Documents shall mean this Agreement, the Collateral Assignment of Contracts, the Assignment and Modification Agreement, any Revolving Credit Note, the Pledge Agreement, the Security Agreement, the Guaranty Agreement (Anti-Fraud), the Subordination Agreement, the Nonsolicitation Agreements, the deposit account control agreements, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Credit Document shall mean any of the Credit Documents.

Dealer Program shall mean a program pursuant to which Borrower acquires from third parties on a regular periodic basis Security Alarm Contracts.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Due Date shall mean the invoice date or if not available the last day of the month in which the service being billed is to be rendered.  In the case of customer accounts paid by automated clearing house, electronic funds transfer, or credit card, the “Due Date” is assumed to be the first day of each month.

EFT shall mean electronic funds transfer.

Eligible RMR shall mean, as of the date of determination, the RMR attributable to each customer of Borrower that is party to a Security Alarm Contract, is subject to a  Prior Security Interest in favor of Agent, is deemed acceptable by Agent, in its commercially reasonable discretion, and satisfies each of the following minimum criteria:

(a)           no RMR shall be more than 90 days past any Due Date;

(b)           each customer evidenced by a Residential Security Alarm Contract must be the owner of the residence and must have an Approved Credit Score greater than 625; provided, however, that up to 10% of Eligible RMR can be, on an aggregate basis, from customers evidenced by Residential Security Alarm Contracts each of whom is the owner of the residence and has an Approved Credit Score equal to or less than 625 but greater than 600;

(c)           at least 80% of Eligible RMR consists of RMR attributable to customers who pay via pre-arranged ACH, EFT or credit card payments;

(d)           neither the customer nor any guarantor thereof is employed by, related to or an Affiliate of Borrower;

(e)           to the best of Borrower’s knowledge, neither the customer nor any guarantor thereof is subject to or restricted by any Insolvency Proceeding;

(f)            all RMR associated with the customer shall be clearly described in the underlying Security Alarm Contract, excluding only subsequent price increases and additional services, provided that the description set forth in the form of Security Alarm Contract attached hereto as Exhibit 1.1(E) is deemed acceptable;

(g)           to the best of Borrower’s knowledge, all amounts and information appearing in the underlying Security Alarm Contract or furnished to Agent in connection therewith are true and correct and undisputed by the customer or any guarantor thereof;

(h)           Borrower and the customer and any guarantor thereof are not engaged in any proceeding regarding nonpayment by the customer;

(i)            no condition exists that materially or adversely affects the value of the customer or jeopardizes any security therefor and to the actual knowledge of Borrower, the customer has no claim to any defense, set off or counter claim;

(j)            customer payments are made in Dollars or, in the case of customers located in Canada, Canadian dollars;

(k)           the Security Alarm Contract and the RMR are not subject to any Lien, other than Permitted Liens;

(l)            the customer complies with all of Borrower’s underwriting guidelines as set forth on Exhibit 7.2.21, in addition to the Minimum Commercial Underwriting Guidelines if the customer is party to a Commercial Security Alarm Contract;

(m)          the customer is monitored at an Approved Central Station;

(n)           the customer has not prepaid more than 10 months of RMR;

(o)           all periods during which the customer can rescind the contract have expired without notice of rescission; and

(p)           not more than 5% of Eligible RMR shall consist of RMR attributable to customers located in Canada, and not more than 10% of Eligible RMR shall consist of RMR attributable to customers located in Puerto Rico.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or Indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to:  (a) pollution or pollution control; (b) protection of human health or the environment; (c) employee safety in the workplace; (d) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (e) the presence of Contamination; (f) the protection of endangered or threatened species; and (g) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean:  (a) any wetland as defined by applicable Environmental Laws; (b) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (c) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (d) habitats of endangered species or threatened species as designated by applicable Laws, including

Environmental Laws; or (e) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Escrow Agreement shall mean that certain escrow agreement among Agent, Borrower and the Collateral Servicer.

Euro-Rate shall mean, with respect to the Revolving Credit Loans to which the Euro-Rate applies for any Interest Period, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/8th of 1%) reported at such time on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000.00 or more (or, if such page shall cease to be publicly available or, if the information contained on such page, in Agent’s sole judgment, shall cease to be accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by Agent that, in Agent’s reasonable judgment, accurately reflects such London Interbank Offered Rate).  The Euro-Rate shall be initially calculated on the date it becomes effective and shall be recalculated by Agent on each regularly-scheduled payment date thereafter, notwithstanding that such recalculation date is more or less than thirty (30) days from the previous calculation date.  If the recalculation date falls on a date upon which Agent is not open for business, the recalculation shall occur on the last Business Day prior to such recalculation date.  The specified Euro-Rate shall apply daily or until the next Business Day when a new Euro-Rate is established.  Agent shall give prompt notice to Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  Notwithstanding the foregoing, in no event shall the Euro-Rate be less than 4.25%.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default,” provided, however, that any Borrower default described in Section 8.1.3 [Breach of Negative Covenants or Visitation Rights or Account Control Agreements] or Section 8.1.4 [Breach of Other Covenants] directly resulting from FCC, LLC’s gross negligence or wilful misconduct in the performance of its obligations under the Servicing Agreement shall not constitute an Event of Default for purposes of this definition, provided further, however, that such limitation shall not apply in the event that the information provided by Borrower to FCC, LLC for the performance of such obligations under the Servicing Agreement was materially inaccurate, false, or misleading.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing,  effective September 24, 2001.

Expense Deposit shall mean the $50,000 initial deposit previously made by Borrower to Agent to defray a portion of Agent’s costs and expenses incurred in connection with:  (a) Agent’s financial, legal and collateral due diligence and (b) the preparation of the Credit Documents.

Expiration Date shall mean May 25, 2012.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Financial Projections shall have the meaning assigned to that term in Section 5.1.9(b) [Financial Projections].

Fixed Charges shall mean for any period of determination the sum of interest expense, income taxes, scheduled principal installments on Indebtedness (for purposes of this definition, voluntary and mandatory prepayments shall be considered scheduled principal installments on Indebtedness), capital expenditures (excluding that portion of capital expenditures financed by a Person other than Lenders to the extent the Indebtedness associated therewith is incurred in accordance with the terms hereof and amounts related to Permitted Acquisitions to the extent consummated in accordance with the terms hereof) and payments under capitalized leases, in each case of Borrower determined in accordance with GAAP.

Fixed Charge Coverage Ratio shall mean the ratio of Cash Flow from Operations to Fixed Charges.

Funded Debt shall mean as of any date of determination the total Indebtedness of Borrower for borrowed money.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement (Anti-Fraud) shall mean the Limited Fraud Guaranty Agreement in substantially the form of Exhibit 1.1(G) executed and delivered by SAI to Agent for the benefit of Lenders.

Increasing Lender shall have the meaning set forth in Section 2.9 [Increase in Revolving Credit Commitments].

Increasing Lender Joinder shall have the meaning set forth in Section 2.9 [Increase in Revolving Credit Commitments].

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (a) borrowed money, seller notes or seller holdbacks, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than 60 days past due), or (e) any Guaranty of Indebtedness for borrowed money.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person:  (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Period shall mean one Month.  Such Interest Period shall commence on the effective date, which shall be:  (a) the Borrowing Date if Borrower is requesting new Revolving Credit Loans, or (b) the date of renewal of the Euro-Rate if Borrower is renewing the Euro-Rate applicable to outstanding Revolving Credit Loans.  Notwithstanding the second sentence hereof:  (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) Borrower shall not renew an Interest Period for any portion of the Revolving Credit Loans that would end after the Expiration Date.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among Borrower and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization, approval, lien, award by or settlement agreement with any Official Body, including any of the foregoing Laws relating to do-not-call regulations, as any of the foregoing Laws from time to time may be amended, renewed, extended or replaced.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to as a Lender.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Material Adverse Change shall mean any set of circumstances or events which:  (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Credit Document or the Collateral, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, or financial condition of Borrower, (c) impairs materially or could reasonably be expected to impair materially the ability of Borrower to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of Agent or any Lender, to the extent permitted, to enforce their legal remedies pursuant to any Credit Document.

Membership Interests shall have the meaning assigned to such term in Section 5.1.2 [Subsidiaries].

Minimum Commercial Underwriting Guidelines shall mean the following criteria with respect to any Commercial Security Alarm Contract:  (a) the customer has been in business for a minimum of 12 months, (b) the Commercial Security Alarm Contract is co-signed or guarantied by the owner/operator of customer, and (c) the owner/operator of the customer is a homeowner and has an Approved Credit Score greater than 600.

Month, with respect to an Interest Period under the Euro-Rate, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Net Worth shall mean as of any date of determination total owners’ equity of Borrower determined in accordance with GAAP.

Nonsolicitation Agreements shall mean the Nonsolicitation Agreements in substantially the forms of Exhibit 1.1(N)(1), (2) and (3) executed by Borrower, each member of Borrower, and each member of the Senior Management Team, respectively, and delivered to Agent for the benefit of Lenders.

Notices shall have the meaning assigned to that term in Section 10.6 [Notices].

Obligation shall mean any obligation or liability of Borrower to Agent or any Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement or any other Credit Document.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Organizational Documents shall mean: (i) with respect to any corporation, its certificate or articles of incorporation or organization, and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles or certificate of organization or formation, and its operating agreement; and in each case, any modifications thereto pursuant to Section 1.2.8 [Modifications to Documents, Notes and Laws].  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

Original Currency shall have the meaning assigned to such term in Section 4.9.1 [Currency Conversion Procedures for Judgments].

Origination Fee shall mean the fee referred to in Section 2.4 [Origination Fees].

Other Currency shall have the meaning assigned to such term in Section 4.9.1 [Currency Conversion Procedures for Judgments].

Other Taxes shall have the meaning assigned to such term in Section 4.8.2 [Stamp Taxes].

Partnership Interests shall have the meaning assigned to such term in Section 5.1.3 [Subsidiaries].

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions  shall have the meaning assigned to such term in Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

Permitted Investments shall mean:

(a)           direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in 12 months or less from the date of acquisition;

(b)           commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition; and

(c)           demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition.

Permitted Liens shall mean:

(a)           Liens for taxes, assessments or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(b)           Liens in favor of Agent for the benefit of Lenders securing the Obligations;

(c)           Liens on property leased by Borrower under capital and operating leases permitted in Section 7.2.15 [Capital Expenditures and Leases] securing obligations of Borrower to the lessor under such leases;

(d)           Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(e)           Purchase Money Security Interests, provided that the aggregate amount of Revolving Credit Loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $10,000 (excluding for the purpose of this computation any Revolving Credit Loans or deferred payments secured by Liens described on Schedule 1.1(P));

(f)            The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within 30 days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of Borrower to perform its Obligations hereunder or under the other Credit Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien; and

(2)           Liens resulting from final judgments or orders described in Section 8.1.6 [Final Judgments or Orders]; and

(g)           Second priority Liens in favor of the Subordinated Creditor securing Borrower’s obligations under the Subordinated Debt Documents, which Liens are permmitted under and subordinated pursuant to the Subordination Agreement.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Official Body, or any other entity.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P) executed by Borrower’s sole member and delivered to Agent for the benefit of Lenders.

Pledged Collateral shall mean the property in which security interests are to be granted under the Pledge Agreement, and the Collateral Assignment of Contracts.

Potential Default shall mean any event or condition which with notice, passage of time, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main office of Agent in Oklahoma City, Oklahoma.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral and the Pledged Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or Purchase Money Security Interests as permitted hereunder.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of Borrower.

Puerto Rican Eligible RMR shall mean that portion of Eligible RMR attributable to customers located in Puerto Rico.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing Revolving Credit Loans to Borrower or deferred payments by Borrower for the purchase of such tangible personal property.

Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Put-Call Agreement shall mean that Put-Call Agreement dated as of May 25, 2007, among Borrower, SAI, and Alarm Call Holdings LLC, as the same may be amended or modified from time to time as permitted by Section 7.2.14 [Changes in Documents].

Ratable Share shall mean the proportion that a Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all Lenders.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Regulations shall have the meaning assigned to such term in Section 10.17.1 [Tax Withholding].

Required Lenders shall mean:

(a)           if there are no Revolving Credit Loans outstanding, Lenders whose Revolving Credit Commitments aggregate at least 51% of the Revolving Credit Commitments of all Lenders, or

(b)           if there are Revolving Credit Loans outstanding, any Lender or group of Lenders if the sum of the Revolving Credit Loans of such Lenders then outstanding aggregates at least 51% of the total principal amount of all of the Revolving Credit Loans then outstanding.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of Borrower.

Residential Security Alarm Contract shall mean a Security Alarm Contract where the obligor is a natural Person and the alarm monitoring service to be provided thereunder is for a single or multiple family residential home.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, Increasing Lender Joinder, or Augmenting Lender Joinder, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by Lenders or one Lender to Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.5 [Revolving Credit Loan Requests].

Revolving Credit Loan Request shall have the meaning assigned to such term in Section 2.5 [Revolving Credit Loan Requests].

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately any Revolving Credit Notes of Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans.

Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans outstanding.

RMR shall mean an amount equal to the gross recurring monthly revenue of Borrower that is billed to customers on a monthly basis (regardless of whether any particular customer is billed monthly, quarterly, annually or otherwise) strictly for monitoring services; but net of any monthly discounts afforded the customer (e.g. for prepayment or for paying by ACH or EFT) other than service credits granted from time to time in the ordinary course of Borrower’s business; provided, however, that RMR shall not include any revenue attributable to or derived from:  (a) reimbursement or prepayment of private telephone line or other utility company charges associated with the installation, monitoring or furnishing of alarm services; (b) reimbursement for or payment of any false alarm assessments; (c) reimbursement for or payment of any taxes, fees or other charges imposed by any Official Body relative to the furnishing of access control or alarm services; (d) non-recurring charges from customers for services which are not provided on a regular and recurring basis, such as installation and time and material charges; (e) guard response and patrol services; (f)  closed-circuit television equipment that is not provided in conjunction with alarm monitoring; (g) fire test or fire inspection services; (h) service, extended repair service, maintenance or inspection agreements; (i) third-party or wholesale monitoring services; (j) lease agreements; or (k) late fees or fees for not sufficient fund checks.

SAI shall mean Security Associates International, Inc., a Delaware corporation.

SAI Principals shall mean Ray Gross and Paul M. Lucking.

SAI Servicer Agreement shall mean that certain Sale, Assignment and Servicing Agreement dated as of June 30, 2005 and by and among Borrower, Whitecap, and SAI, as amended by that certain letter agreement dated March 30, 2006, and as amended by that certain Clarification and Amendment to Sale, Assignment and Servicing Agreement, as the same may be further amended or modified from time to time as permitted by Section 7.2.14 [Changes in Documents].

Section 20 Subsidiary  shall mean the Subsidiary of the lender holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S)(1) executed and delivered by Borrower to Agent for the benefit of Lenders.

Security Alarm Contract shall mean an agreement between a customer and Borrower, pursuant to which Borrower is obligated to provide retail security alarm monitoring services in return for the customer’s payment of RMR, and which meets each of the following criteria:

(a)           is evidenced by a fully-signed, original (or, if not available, a copy), written agreement in the form of Exhibit 1.1(E) or such other written agreement the form and content of which are acceptable to Agent in its reasonable discretion, in each instance with no material modifications having been made thereto which are unacceptable in Agent’s reasonable discretion, provided, however, that not more than $15,000 of Eligible RMR shall be attributable to written agreements not in a form set forth in Exhibit 1.1(E);

(b)           has a minimum original term of at least 36 months;

(c)           provides that the agreement will automatically be renewed for a minimum period of 12 months following the expiration of the then-current term, unless prohibited by Law;

(d)           (i) has not been cancelled by the customer or Borrower, nor has Borrower received written or oral notice of a pending cancellation, unless the notice of pending cancellation is promptly rescinded by the customer, provided, however, that the associated RMR shall not qualify as Eligible RMR even if the customer commits to pay the balance due in a lump sum or over the remaining term of the contract, and (ii) any statutory or other applicable cancellation or rescission period has expired;

(e)           complies in all material respects with the terms, provisions and conditions of the Credit Documents, as well as with all applicable Laws, including all consumer protection laws;

(f)            represents a valid and binding obligation of the customer, enforceable in accordance with its terms without any basis for any offset, counterclaim or defense (whether actual or alleged);

(g)           is originated or purchased by Borrower in the ordinary course of its business;

(h)           is assignable to third parties without having to obtain the consent of or provide notice to the customer; and

(i)            contains terms and conditions which are standard within the security alarm industry for such agreements, including those involving limitation of liability/liquidated damages,  third-party indemnification and the unilateral right to increase the RMR after the initial term of the Security Alarm Contract.

Security Alarm Contract Documents shall mean each original Security Alarm Contract and all other original documents (including any promissory notes, chattel paper, purchase money security agreements, security agreements or similar agreements evidencing or securing a customer’s performance of a Security Alarm Contract or evidencing or securing financing for the installation of an Alarm System) executed by customer in connection with the Security Alarm Contract, together with, if applicable, all such original documents, instruments and agreements effecting an assignment of such documents of customers acquired by Borrower, to Borrower, all of which documentation shall be in form and content as is acceptable to Agent in its reasonable discretion.

Senior Funded Debt shall mean as of any date of determination the total Indebtedness of Borrower to Lenders incurred under this Agreement.

Senior Management Team shall mean Eric Kamisher, Westin Lovy, Brian Broesder, and Mark Klipsch, as well as any Person who succeeds them and assumes their responsibilities.

Servicing Agreement shall mean that Servicing Agreement dated as of May 25, 2007, by and between Borrower and FCC, LLC, as the same may be amended, restated, modified, or supplemented.

Shares shall have the meaning assigned to that term in Section 5.1.2 [Capitalization and Ownership].

Single Purpose Entity shall mean a Person, other than an individual, estate or unincorporated association, which is formed or organized solely for the purpose of holding, directly, Security Alarm Contracts, does not engage in any business unrelated to such Security Alarm Contracts, does not have any assets other than those related to its interest in the Security Alarm Contracts or any indebtedness other than as permitted by this Agreement or the other Loan Documents, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person and holds itself out as being a Person separate and apart from any other Person.

Solvent shall mean, with respect to any Person on a particular date, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent liabilities, and other commitments as they mature in the normal course of business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subordinated Creditor shall mean Sandhurst Asset Management, LLC, a Delaware limited liability company.

Subordinated Debt shall mean, collectively, the loans in the original maximum principal amounts thereof, together with all principal, interest and other amounts payable by or chargeable to Borrower to Subordinated Creditor in connection with the Subordinated Debt Documents.

Subordinated Debt Documents shall mean, collectively, the Subordinated Loan and Security Agreement, the Secured Promissory Note,  and all other documents executed in connection therewith, as the same may be amended or modified from time to time as permitted by Section 7.2.14 [Changes in Documents].

Subordination Agreement shall mean the Subordination and Intercreditor Agreement in the form of Exhibit 1.1(S)(2) executed by Agent, Borrower and Subordinated Creditor.

Subsidiary of any Person at any time shall mean:  (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 5.1.3 [Subsidiaries].

Tangible Net Worth shall mean as of any date of determination total owners’ equity of Borrower plus the aggregate amount of Subordinated Debt, all as determined in accordance with GAAP.

Taxes shall have the meaning assigned to such term in Section 4.8.1 [No Deductions].

Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

UCC Collateral shall mean the property of Borrower in which security interests are to be granted under the Security Agreement.

Uniform Commercial Code and UCC shall have the meaning assigned to that term in Section 5.1.16 [Security Interests].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Whitecap shall mean Whitecap (US) Fund I, L.P., a Delaware limited partnership.

Whitecap Principals shall mean Westin H. Lovy, Eric S. Kamisher, Mark D. Klipsch, and Brian Broesder.

Withholding Certificate shall have the meaning assigned to that term in Section 10.17.1 [Tax Withholding.]

1.2           Construction.

Unless the context otherwise clearly requires, the following rules of construction shall apply to each Credit Document:

1.2.1        Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2        Determination.

References to “determination” of or by Agent or Lenders shall be deemed to include good-faith estimates by Agent or Lenders (in the case of quantitative determinations) and good-faith beliefs by Agent or Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3        Discretion and Consent.

Whenever Agent or Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent, such right shall be exercised in good faith;

1.2.4        Documents Taken as a Whole.

The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in any Credit Document refer to such Credit Document as a whole and not to any particular provision of such Credit Document;

1.2.5        Headings.

Section and other headings contained in any Credit Document and the Table of Contents (if any) preceding any Credit Document are for reference purposes only and shall not control or affect the construction of any Credit Document or the interpretation in any respect;

1.2.6        Implied References.

Article, section, subsection, clause, schedule and exhibit references in any Credit Document, are to that Credit Document, unless otherwise specified;

1.2.7        Persons.

Reference to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are permitted by such Credit Document, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8        Modifications to Documents, Notes and Laws.

Reference to any agreement (including any Credit Document together with the schedules and exhibits thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted, superseded or restated; and reference to any Law means such Law as the same has been, or shall hereafter be, amended, renewed, extended or replaced;

1.2.9        From, To and Through.

Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10      Shall; Will.

References to “shall” and “will” have the same meaning.

1.3           Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.9(a) [Historical Statements].  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 [Negative Covenants] based upon Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with Borrower’s financial statements at that time.

2.             REVOLVING CREDIT FACILITY

2.1           Revolving Credit Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to Borrower at any time or from time to time on or after the date hereof to the Expiration Date, provided that after giving effect to such Revolving Credit Loan the aggregate amount of Revolving Credit Loans from such Lender shall not exceed the lesser of: (a) such Lender’s Revolving Credit Commitment and (b) such Lender’s Ratable Share of the Borrowing Base.

Within such limits of time and amount and subject to the other provisions of this Agreement, Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.2           Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests] in accordance with its Ratable Share.  The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to Borrower at any time shall never exceed its Revolving Credit Commitment.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3           Annual Fees.

Accruing from the date hereof until the Expiration Date, Borrower agrees to pay to Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable annual fee (the “Annual Fee”) equal to .50% of such Lender’s Revolving Credit Commitment.  All Annual Fees shall be payable in advance commencing on the first anniversary of the Closing Date and on each anniversary of the Closing Date thereafter.  In the event of an increase in the Revolving Credit Commitments pursuant to Section 2.9 [Increase in Revolving Credit Commitments] following the first anniversary of the Closing Date, Borrower shall on the date of such increase pay to Agent for the account of each Increasing Lender or Augmenting Lender, as the case may be, the Annual Fee applicable to the amount of such increase, which shall be prorated for the remainder of the year prior to the next anniversary of the Closing Date.

2.4           Origination Fees.

Borrower agrees to pay to Agent on the Closing Date, for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitments, a nonrefundable fee equal to .50% of such Lender’s Revolving Credit Commitments.  In the event of an increase in the Revolving Credit Commitments pursuant to Section 2.9 [Increase in Revolving Credit Commitments] prior to the first anniversary of the Closing Date, Borrower shall on the date of such increase pay to Agent for the account of each Increasing Lender or Augmenting Lender, as the case may be, the Origination Fee applicable to the amount of such increase, which shall be prorated for the remainder of the year prior to the first anniversary of the Closing Date.

2.5           Revolving Credit Loan Requests.

Except as otherwise provided herein, up to one week prior to the Expiration Date, Borrower may from time to time, but no more frequently than once each calendar week, request Lenders to make Revolving Credit Loans by delivering to Agent, not later than 9:00 a.m., Oklahoma City time, 2 Business Days prior to the proposed Borrowing Date (or, in the case of the Closing Date Loan Request, 1 Business Day prior to the Closing Date)  a duly completed request therefor substantially in the form of Exhibit 2.5 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Revolving Credit Loan

Request”), it being understood that Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Revolving Credit Loan Request shall be irrevocable and shall specify:  (a) the proposed Borrowing Date; and (b) the aggregate amount of the proposed Revolving Credit Loans.

2.6           Making Revolving Credit Loans.

Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests], notify Lenders of its receipt of such Revolving Credit Loan Request specifying:  (a) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (b) the amount of each such Revolving Credit Loan; and (c) the apportionment among Lenders of such Revolving Credit Loans as determined by Agent in accordance with Section 2.2  [Nature of Lenders’ Obligations With Respect to Revolving Credit Loans].  Each Lender shall remit the principal amount of each Revolving Credit Loan to Agent such that Agent is able to, and Agent shall, to the extent Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Revolving Credit Loan], fund such Revolving Credit Loans to Borrower in Dollars and immediately available funds at the Principal Office prior to 1:00 p.m., Oklahoma City time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 9.16 [Availability of Funds].

2.7           Revolving Credit Notes.

Upon the request of any Lender, the Obligation of Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to Borrower by such Lender, together with interest thereon, may be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender and in the form of Exhibit 1.1(R).

2.8           Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used in accordance with Section 7.1.10 [Use of Proceeds].

2.9           Increase in Revolving Credit Commitments.

Borrower has elected to increase the Revolving Credit Commitments up to an aggregate amount not to exceed $100,000,000, subject to the conditions set forth herein.  Agent shall use its best efforts to arrange for such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Credit Commitments, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Credit Commitments, or extend Revolving Credit Commitments, as the case may be, provided that (i) each Augmenting Lender, shall be subject to the approval of Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement (an “Increasing Lender Joinder”) substantially in the form of Exhibit 2.9(a) hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement (an “Augmenting Lender Joinder”) substantially in the form of Exhibit 2.9(b) hereto.  Increased and new Revolving Credit Commitments created pursuant to this subsection shall become effective on the date agreed by Agent and the relevant Increasing Lender(s) or Augmenting Lender(s); and, Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Credit Commitments (or in the Commitment of any Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in Section 6.2 shall be satisfied and no Potential Default or Event of Default shall exist after giving effect to such increase in Revolving Credit Commitments and Agent shall have received a certificate to that effect dated such date and executed by the Managing Director of Borrower, and (ii) Agent shall have received Revolving Credit Notes, if requested by the respective Lenders, reflecting the increase of the Revolving Credit Commitments and documents consistent with those delivered by the Loan Parties under Section 6.1.2 as to the corporate power and authority of Borrower to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Revolving Credit Commitments, (i) each Increasing Lender and Augmenting Lender shall make available to Agent, for the benefit of the other Lenders, such amounts in immediately available funds as Agent shall determine as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Ratable Share of such outstanding Revolving Credit Loans (after giving effect to the increase in the Revolving Credit Commitments occasioned by the addition of the Increasing Lender(s) or Augmenting Lender(s), or both, as the case may be) and (ii) Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitments.  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence in respect of each Revolving Credit Loan subject to the Euro-Rate shall be subject to indemnification by Borrower pursuant to the provisions of Section 4.6.2 [Indemnity] if the deemed payment occurs other than on the last day of the related Interest Periods.  Upon the request of Agent, Borrower shall execute and deliver to Agent for the benefit of the Lenders any and all other documents, instruments, and agreements necessary or advisable in the reasonable judgment of Agent to evidence or document the increase in the Revolving Credit Commitments, including any amendments hereto, and each of the Lenders hereby provides its consent hereto and thereto and each Lender hereby authorizes Agent to execute any such documents, instruments, and agreements consistent with the terms of this Section 2.9 on its behalf without the necessity of any further consent of any Lender.  Agent and each Lender shall have no obligation to provide any additional credit, commitment, or loan under this Section 2.9.

3.             INTEREST RATES

3.1           Interest Rates.

Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as set forth below, it being understood that, subject to the provisions of this Agreement, Borrower may renew the Euro-Rate with respect to all or any portion of the Revolving Credit Loans.  If at any time the designated rate applicable to any Revolving Credit

Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Revolving Credit Loan shall be limited to such Lender’s highest lawful rate.

3.1.1        Revolving Credit Interest Rate.

Borrower shall pay interest in respect of the outstanding principal amount of the Revolving Credit Loans at a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

3.1.2        Rate Quotations.

Borrower may call Agent on or before the date on which a Revolving Credit Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such indication shall not be binding on Agent or Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2           Interest Periods.

In the case of the renewal of a Euro-Rate Revolving Credit Loan at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3           Interest After Default.

To the extent permitted by Law, upon the occurrence and during the continuance of an Event of Default and until the Event of Default shall have been cured or waived:

3.3.1        Interest Rate.

The rate of interest for each Revolving Credit Loan otherwise applicable pursuant to Section 3.1 [Interest Rates], shall be increased by 3.0% per annum; and

3.3.2        Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest otherwise applicable pursuant to Section 3.1 [Interest Rates] plus an additional 3.0% per annum from the time such Obligation becomes due and payable until it is paid in full.

3.3.3        Acknowledgment.

Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Revolving Credit Loans or other amounts have become a substantially greater risk given their default status and that Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

3.4           Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1        Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, Agent shall have determined that:

(a)           adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(b)           a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, Agent shall have the rights specified in Section 3.4.3 [Agent’s and Lender’s Rights].

3.4.2        Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(a)           the making, maintenance or funding of any Revolving Credit Loan to which a Euro-Rate applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(b)           such Euro-Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Revolving Credit Loan, or

(c)           after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Revolving Credit Loan, or to lenders generally, to which a Euro-Rate applies, respectively, are not available to such Lender with respect to such Revolving Credit Loan, or to lenders generally, in the interbank eurodollar market, then Agent shall have the rights specified in Section 3.4.3 [Agent’s and Lender’s Rights].

3.4.3        Agent’s and Lenders’ Rights.

In the case of any event specified in Section 3.4.1 [Unascertainable], Agent shall promptly so notify Lenders and Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], such Lender shall promptly so notify Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and Agent shall promptly send copies of such notice and certificate to the other Lenders and Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of:  (a) Lenders, in the case of such notice given by Agent, or (b) such Lender, in the case of such notice given by such Lender, to allow Borrower to renew an Interest Period under a Euro-Rate shall be suspended until Agent shall have later notified Borrower, or such Lender shall have later notified Agent, of Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time Agent makes a determination under Section 3.4.1 [Unascertainable] and the next Interest Period has not yet gone into effect, such notification shall be deemed to provide for conversion to the Base Rate.  If any Lender notifies Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], Borrower shall, subject to Borrower’s indemnification Obligations under Section 4.6.2 [Indemnity], as to any Revolving Credit Loan of the Lender to which a Euro-Rate applies, on the date specified in such notice either convert such Revolving Credit Loan to the Base Rate or prepay such Revolving Credit Loan in accordance with Section 4.4 [Voluntary Prepayments].  Absent due notice from Borrower of conversion or prepayment, such Revolving Credit Loan shall automatically be converted to the Base Rate upon such specified date.

4.             PAYMENTS

4.1           Payments.

All payments and prepayments to be made in respect of principal, interest, Annual Fees, Origination Fees, or other fees or amounts due from Borrower hereunder shall be payable prior to 12:00 p.m., Oklahoma City time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to Agent at the Principal Office for the ratable accounts of Lenders with respect to the Revolving Credit Loans in Dollars and in immediately available funds, and Agent shall promptly distribute such amounts to Lenders in immediately available funds, provided that in the event payments are received by 12:00 p.m., Oklahoma City time, by Agent with respect to the Revolving Credit Loans and such payments are not distributed to Lenders on the same day received by Agent, Agent shall pay Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by Agent and not distributed to Lenders.  Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Revolving Credit Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2           Pro Rata Treatment of Lenders.

Each borrowing of a Revolving Credit Loan shall be allocated to each Lender according to its Ratable Share.  Each selection of or renewal of the Euro-Rate and each payment or prepayment by Borrower with respect to principal, interest, Annual Fees, Origination Fees, or other fees or amounts due from Borrower hereunder to Lenders with respect to the Revolving Credit Loans shall (except as provided in Section 3.4.3 [Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [Euro-Rate Unascertainable; Etc.], 4.4 [Voluntary Prepayments], or 4.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Lender and, if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Lender.

4.3           Interest Payment Dates.

Interest on Revolving Credit Loans shall be due and payable in arrears on the first day of each month after the date hereof and on the Expiration Date or upon acceleration of the

Revolving Credit Loans.  Interest on mandatory prepayments of principal under Section 4.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due.  Interest on the principal amount of each Revolving Credit Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

4.4           Voluntary Prepayments.

4.4.1        Right to Prepay.

Borrower shall have the right at its option from time to time to prepay the Revolving Credit Loans in whole, but not in part, without premium or penalty (except as provided in Section 4.4.2 [Replacement of a Lender], Section 4.4.3 [Prepayment Fee] or in Section 4.6 [Additional Compensation in Certain Circumstances]):

(a)           on the last day of the applicable Interest Period with respect to Revolving Credit Loans to which the Euro-Rate applies,

(b)           on the date specified in a notice by any Lender pursuant to Section 3.4 [Euro-Rate Unascertainable, Etc.] with respect to any Revolving Credit Loan to which the Euro-Rate applies.

Whenever Borrower desires to prepay the Revolving Credit Loans in full, it shall provide a prepayment notice to Agent by 12:00 p.m., Oklahoma City time, at least one Business Day prior to the date of prepayment of Revolving Credit Loans setting forth the date, which shall be a Business Day, on which the proposed prepayment is to be made.

All prepayment notices shall be irrevocable.  The principal amount of the Revolving Credit Loans for which a prepayment notice is given, together with interest on such principal amount shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Any prepayment hereunder shall be subject to Borrower’s Obligation to indemnify Lenders under Section 4.6.2 [Indemnity].

4.4.2        [Reserved.]

4.4.3        Prepayment Fee.

In the event Borrower repays all of the Revolving Credit Loans and terminates all of the Revolving Credit Commitments after the Closing Date, but on or prior to May 25, 2008, Borrower shall pay Agent for the benefit of Lenders at the date of such repayment and termination a prepayment fee equal to 3.0% of the maximum aggregate amount of the Revolving Credit Commitments. In the event Borrower repays all of the Revolving Credit Loans and terminates all of the Revolving Credit Commitments after May 25, 2008, but on or prior to May 25, 2009, Borrower shall pay Agent for the benefit of Lenders at the date of such repayment and termination a prepayment fee equal to 2% of the maximum aggregate amount of the Revolving Credit Commitments.  In the event Borrower repays all of the Revolving Credit Loans and terminates all of the Revolving Credit Commitments after May 25, 2009, but on or before May 25, 2010, Borrower shall pay Agent for the benefit of Lenders at the date of such repayment and termination a prepayment fee equal to 1% of the maximum amount of the Revolving Credit Commitments.  After May 25, 2010, no prepayment fee shall be due under this Section 4.4.3.

4.4.4        Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.6.1 [Increased Costs or Reduced Return Resulting from Taxes, Etc.] with respect to such Lender, it will if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Credit Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 4.4.4 shall affect or postpone any of the Obligations of Borrower or any other Borrower or the rights of Agent or any Lender provided in this Agreement.

4.5           Mandatory Prepayments.

4.5.1        Euro-Rate.

In accordance with Section 4.6.2 [Indemnity], Borrower shall indemnify Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Revolving Credit Loans subject to the Euro-Rate on any day other than the last day of the applicable Interest Period.

4.5.2        Borrowing Base Exceeded.

Whenever the Revolving Facility Usage exceeds the Borrowing Base, Borrower shall immediately make, without the necessity of any demand by Agent, a mandatory prepayment of principal on the Revolving Credit Loans equal to the amount by which the Revolving Facility Usage exceeds the Borrowing Base, together with accrued interest on such principal amount; provided, however, that in the event such a mandatory prepayment is due as a result of the payment of interest of the first day of the month pursuant to Section 4.3 [Interest Payment Dates], Borrower shall have until the fifth day of such month to either make such mandatory prepayment or ensure that the Borrowing Base is not less than Revolving Facility Usage.

4.6           Additional Compensation in Certain Circumstances.

4.6.1        Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central lender or other Official Body:

(a)           subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, any Revolving Credit Notes, the Revolving Credit Loans or payments by Borrower of principal, interest, Annual Fees, or other amounts due from Borrower hereunder or under any Revolving Credit Notes (except for taxes on the overall net income of such Lender);

(b)           imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender; or

(c)           imposes, modifies or deems applicable any capital adequacy or similar requirement: (i) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender, or (ii) otherwise applicable to the obligations of any Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender with respect to this Agreement, any Revolving Credit Notes or the making, maintenance or funding of any part of the Revolving Credit Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy) by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time notify Borrower and Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to such Lender 10 Business Days after such notice is given.

4.6.2        Indemnity.

In addition to the compensation required by Section 4.6.1 [Increased Costs or Reduced Return Resulting from Taxes, Etc.], Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Revolving Credit Loans subject to a Euro-Rate) which such Lender sustains or incurs as a consequence of any:

(a)           payment, prepayment, conversion or renewal of any Revolving Credit Loan to which the Euro-Rate applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due);

(b)           attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Revolving Credit Loan Requests under Section 2.5 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments]; or

(c)           default by Borrower in the performance or observance of any covenant or condition contained in any Credit Document, including any failure of Borrower to pay when due (by acceleration or otherwise) any principal, interest, Annual Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to such Lender 10 Business Days after such notice is given.

4.7           Interbank Market Presumption.

For all purposes of this Agreement and any Revolving Credit Note with respect to any aspects of the Euro-Rate or any Revolving Credit Loan under the Euro-Rate, each Lender and Agent shall be presumed to have obtained rates, fundings, currencies, deposits, and the like in the applicable interbank market regardless of whether it did so or not; and, each Lender’s and Agent’s determination of amounts payable under, and actions required or authorized by, Sections 3.4 [Euro-Rate Unascertainable; Etc.] and 4.6 [Additional Compensation in Certain Circumstances] shall be calculated, at each Lender’s and Agent’s option, as though each Lender and Agent funded each Revolving Credit Loan under the Euro-Rate through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Revolving Credit Loans, whether in fact that is the case.

4.8           Taxes.

4.8.1        No Deductions.

All payments made by Borrower hereunder and under any Revolving Credit Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Lender and all income and franchise taxes applicable to any bank of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Credit Note, (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.8.1) each Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, and (c) Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

4.8.2        Stamp Taxes.

In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Revolving Credit Note (hereinafter referred to as “Other Taxes”).

4.8.3        Indemnification for Taxes Paid by a Lender.

Borrower shall indemnify each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.8.3) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date a Lender makes written demand therefor.

4.8.4        Certificate.

Within 30 days after the date of any payment of any Taxes or Other Taxes by Borrower, Borrower shall furnish to each Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.  If no Taxes or Other Taxes are payable in respect of any payment by Borrower, such Borrower shall, if so requested by a Lender, provide a certificate of an officer of Borrower to that effect.

4.8.5        Survival.

Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in Sections 4.8.1 through 4.8.4 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

4.9           Judgment Currency.

4.9.1        Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any Revolving Credit Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

4.9.2        Indemnity in Certain Events.

The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

5.             REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties.

Borrower represents and warrants to Agent and each Lender as follows:

5.1.1        Organization and Qualification.

Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct.  Borrower is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 5.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to do so would not constitute a Material Adverse Change.

5.1.2        Capitalization and Ownership.

The authorized membership ownership interests of Borrower consist of 100 points (“Membership Interests”) which are issued and outstanding.  As of the Closing Date, Whitecap owns all of the issued and outstanding Membership Interests of Borrower.  All of the Membership Interests have been validly issued and are fully paid and nonassessable.  There are no options, warrants or other rights outstanding to purchase any of Borrower’s membership ownership interests.

5.1.3        Subsidiaries.

Borrower has no Subsidiaries.

5.1.4        Power and Authority.

Borrower has full power to enter into, execute, deliver and carry out the Credit Documents to which it is a party, to incur the Indebtedness contemplated by the Credit Documents and to perform its Obligations under the Credit Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5        Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by Borrower, and each other Credit Document which Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by Borrower on the required date of delivery of such Credit Document.  Each Credit Document constitutes, or will constitute, legal, valid and binding obligations of Borrower which is or will be a party thereto on and after its date of delivery thereof, enforceable against Borrower in accordance with its terms, except to the extent that enforceability of any Credit Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and by general principles of equity, whether considered in a proceeding at law or in equity.

5.1.6        No Conflict.

Neither the execution and delivery of the Credit Documents by Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by Borrower will conflict with, constitute a default under or result in any breach of:  (a) the terms and conditions of the Organizational Documents of Borrower or (b) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which Borrower is a party or by which Borrower is bound or to which it is subject, or result in the creation or enforcement of any Lien, upon any property (now or hereafter acquired) of Borrower (other than Liens granted under the Credit Documents).

5.1.7        Litigation.

Except as set forth on Schedule 5.1.7, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower at law or in equity before any Official Body which could result in a Material Adverse Change.  Except as set forth on Schedule 5.1.7, Borrower is not in violation of any order, writ, injunction or any decree of any Official Body.

5.1.8        Title to Properties.

Borrower owns no real property and Borrower leases no real property.  Borrower’s books, records, and other assets are located at Whitecap’s leased facilities.  Borrower is not a party to Whitecap’s lease and uses Whitecap’s leased facilities free of charge.  Borrower has good and marketable title to or valid leasehold interest in all personal property, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens except Permitted Liens, and subject to the terms and conditions of the applicable leases.  All leases of personal property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

5.1.9        Financial Statements.

(a)           Historical Statements.  Borrower has delivered to Agent copies of its year-end financial statements for and as of the end of the last 2 fiscal years ended December 31, 2005 and 2006 (the “Annual Statements”).  The Annual Statements were compiled from the books and records maintained by Borrower’s management, are correct and complete and fairly represent the financial condition of Borrower as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(b)           Financial Projections.  Borrower has delivered to Agent its monthly financial projections for the period March 2007 through December 2007, attached hereto as Schedule 5.1.9, derived from various assumptions of Borrower’s management (the “Financial Projections”).  The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of Borrower’s Senior Management Team.  The Financial Projections accurately reflect the liabilities of Borrower upon consummation of the transactions contemplated hereby as of the Closing Date.

(c)           Accuracy of Financial Statements.  Borrower has no liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Annual Statements or in the notes thereto, and except as disclosed therein, there are no unrealized or anticipated losses from any commitments of Borrower which may cause a Material Adverse Change.  Since December 31, 2006, no Material Adverse Change has occurred.

5.1.10      Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

(a)           General.  Borrower intends to use the proceeds of the Revolving Credit Loans in accordance with Sections 7.1.10 [Use of Proceeds].

(b)           Margin Stock.  Borrower does not engage or intend to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Revolving Credit Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  Borrower does not hold nor does Borrower intend to hold margin stock in such amounts that more than 5% of the reasonable value of the assets of Borrower are or will be represented by margin stock.

(c)           Section 20 Subsidiaries.  Borrower does not intend to use and shall not use any portion of the proceeds of the Revolving Credit Loans, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.1.11      Full Disclosure.

No Credit Document, nor any certificate, written statement, agreement or other documents furnished to Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of Borrower which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Agent and Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

5.1.12      Taxes.

All federal, state, local and other tax returns required to have been filed with respect to Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of Borrower for any period.

5.1.13      Consents and Approvals.

Except for the filing of financing statements in the required filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of the Credit Documents by Borrower, except as listed on Schedule 5.1.13, all of which shall have been obtained or made on or prior to the Closing Date, except as otherwise indicated on Schedule 5.1.13.

5.1.14      No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Credit Documents which constitutes an Event of Default or Potential Default.  Borrower is not in violation of:  (a) any term of its Organizational Documents or (b) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

5.1.15      Patents, Trademarks, Copyrights, Licenses, Etc.

Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by Borrower, without known, possible, alleged or actual conflict with the rights of others.  All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of Borrower are listed and described on Schedule 5.1.15.  Borrower has the necessary staffing with sufficient expertise to service, update, maintain, and operate such systems.  To Borrower’s knowledge, Borrower acknowledges and agrees that no “opensource,” “shareware,” “freeware,” or other similar third party source code is included in such systems.

5.1.16      Security Interests.

The Liens granted to Agent for the benefit of Lenders pursuant to the Credit Documents in the Collateral constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code” or “UCC”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law.  Upon the filing and recording of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, and taking possession of any stock certificates or other ownership certificates evidencing the Pledged Collateral as applicable, all such action as is necessary or advisable to establish such rights of Agent will have been taken, and there will be upon execution and delivery of the Credit Documents, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within 6 months prior to each 5 year anniversary of the filing of such financing statements.  All filing fees and other expenses in connection with each such action have been or will be paid by Borrower.

5.1.17      Anti-Terrorism Laws.

(a)           General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  To the knowledge of Borrower, neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Revolving Credit Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)          a Person who is affiliated or associated with a person or entity listed above.

Neither Borrower nor to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Revolving Credit Loans or other transactions hereunder:  (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.1.18      Status of the Pledged Collateral.

All the Membership Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except as otherwise provided by the Pledge Agreement and except as the right of Lenders to dispose of the Membership Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws.  There are no limited liability company or other agreements or understandings with respect to the Membership Interests included in the Pledged Collateral, except for the limited liability company agreement described on Schedule 5.1.18.  Borrower has delivered true and correct copies of such limited liability company agreement to Agent.

5.1.19      Insurance.

Schedule 5.1.19 lists all insurance policies and other bonds to which Borrower is a party, all of which are valid and in full force and effect.  No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby.  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice in the industry of Borrower.  Without limiting the foregoing, Schedule 5.1.19 describes the errors and omissions insurance coverage and Borrower’s business coverage insurance.

5.1.20      Compliance with Laws.

Borrower is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.25 [Environmental Matters]) in all jurisdictions in which Borrower is presently or will be doing business, except where the failure to do so would not constitute a Material Adverse Change.  Without limiting the foregoing, Borrower has provided, and after the Closing Date will, when applicable, provide and will require all dealers under any Dealer Program to provide, each residential customer with the 3-day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (Cooling-Off Period for Door-to-Door Sales) and any applicable state laws.  Borrower acknowledges that any failure on its behalf to comply with such regulation and laws in connection with any transaction involving a residential customer may result in such customer having the right to rescind or cancel such transaction.

5.1.21      Material Contracts; Burdensome Restrictions.

Schedule 5.1.21 lists all material contracts relating to the business operations of Borrower, including all employee benefit plans and Labor Contracts.  All such material contracts are valid, binding and enforceable upon Borrower and each of the other parties thereto in accordance with their respective terms, except to the extent any lack of such validity, binding effect or enforceability may be the result of bankruptcy, insolvency, moratorium, and other similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity, and there is no default thereunder, to Borrower’s knowledge, with respect to parties other than Borrower.  Borrower is not bound by any contractual obligation, or subject to any restriction in any Organizational Document, or any requirement of Law which would result in a Material Adverse Change.

5.1.22      Investment Companies; Regulated Entities.

Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”  Borrower is not subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.23      [Reserved.]

5.1.24      Employment Matters.

Borrower has no employees.

5.1.25      [Reserved.]

5.1.26      Security Alarm Contracts.

Borrower has supplied Agent with true and correct copies of all its form Security Alarm Contracts. All of the Security Alarm Contracts are valid, enforceable and in full force and effect in accordance with their terms (except to the extent any lack of such validity, binding effect or enforceability may be the result of bankruptcy, insolvency, moratorium, and other similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity), are assignable to Agent without obtaining the consent of or providing notice to any customer or other Person, and contain terms and conditions which are standard within the electronic security industry, including those involving limitation of liability/liquidated damages, third-party indemnification, automatic renewals and the right to increase customer rates.  None of the Security Alarm Contracts has been pledged, assigned, or otherwise transferred to any Person other than the Agent for the benefit of the Lenders.  Without limiting the foregoing, to the best of the Borrower’s knowledge, its business and all equipment used in connection with it, are now being utilized, operated and maintained in conformity with the Security Alarm Contracts.  To the best of Borrower’s knowledge, Borrower has not in any manner at any time failed to so utilize, operate and maintain its business in a manner that could now or hereafter result in cancellation or termination of any of the Security Alarm Contracts, or in liability for damages under any of the Security Alarm Contracts nor has Borrower defaulted in its obligations pursuant to any of the Security Alarm Contracts, which default could result in the cancellation of any Security Alarm Contract or adversely affect the rights of Borrower under that Security Alarm Contract.  Borrower requires that its servicers not utilize, operate or maintain their business in a manner that could now or hereafter result in cancellation or termination of any of the Security Alarm Contracts, or in liability for damages under any of the Security Alarm Contracts, and such servicers have not defaulted in their obligations pursuant to any of the Security Alarm Contracts, which default could result in the cancellation of any Security Alarm Contract or adversely affect the rights of Borrower under that Security Alarm Contract.  Borrower is not a party to any franchise, license, distributor or other similar type of agreement.  Borrower may terminate any agreement providing for the monitoring of any of its customers by any third party (other than the SAI Servicer Agreement) on not more than 30 days’ notice.  No person has any right to acquire any of Borrower’s accounts except as described in the Put-Call Agreement.  Borrower has not sold or otherwise made its existing customer lists available to any third party.  Over 85% of Borrower’s customers pay their RMR invoices by credit card, ACH or other EFT’s.

5.1.27      Alarm Systems.

To the best of Borrower’s knowledge, all of the Alarm Systems are in good working order and condition (with the exception of: ordinary wear and tear, routine service needs, customer misuse, failure of a customer to report to Borrower any problem known to the customer and customer non-use), and have been installed and maintained in accordance with good and workmanlike practices prevailing in the security alarm industry at the time of installation in accordance with the appropriate specifications and standards for Borrower’s business and all Official Parties, and Borrower has not been advised by its servicer of any facts that may indicate otherwise.  To the best of Borrower’s knowledge, all such Alarm Systems conform in all material respects to the contracts pursuant to which they were installed and to Borrower’s knowledge, in no case has an installation been made which at the time of installation was in material violation of any applicable Law.  All manufacturer’s warranties applicable to such Alarm Systems are freely assignable to Agent to secure the Obligations.  Borrower is not aware of any material difficulty in obtaining replacement parts for the installed Alarm Systems.

5.1.28      Telephone Numbers.

Except as disclosed on Schedule 5.1.28 and except as set forth in the SAI Assignment and Modification Agreement, Borrower has the exclusive contractual right to use all of the telephone lines and numbers applicable to Borrower’s accounts and can convert all such lines and numbers to communicate with another central station by means of a line switch. To Borrower’s knowledge, there are no pending plans by any telephone company to change the dialing procedures or exchange numbers within the areas servicing Borrower’s customers such that Borrower would need to reprogram its customers’ digital dialers.

5.1.29      Solvency.

Borrower is Solvent and, after giving effect to the repayment of that portion of Borrower’s debt to Whitecap permitted hereunder, will be Solvent.

5.1.30      Affiliates.

The following Delaware companies are unrelated to Borrower and Borrower’s owners: Alarm Funding Corporation, Alarm Funding II, L.L.C., Alarm Funding I, L.P. and U.S. Alarm Holdings, LLC d/b/a Alarm Funding Associates.

5.1.31      Prior Acquisitions.

All of Borrower’s prior acquisitions have been completed pursuant to, and in material compliance with, the terms outlined for such acquisitions in the SAI Servicer Agreement.

5.1.32      Alarm Licenses.

No alarm license of Borrower has been suspended for more than 3 days and, to Borrower’s knowledge, there are no unresolved complaints or indictments by any state bureau of consumer affairs or attorney general.

5.2           Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules become outdated or incorrect in any material respect, Borrower shall promptly provide Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6.             CONDITIONS OF LENDING

The obligation of each Lender to make Revolving Credit Loans hereunder is subject to the performance by Borrower of its Obligations to be performed hereunder at or prior to the making of any such Revolving Credit Loans and to the satisfaction of the following further conditions:

6.1           First Revolving Credit Loans.

On the Closing Date:

6.1.1        Officer’s Certificate.

All representations and warranties of Borrower contained in this Agreement and in each of the other Credit Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and Borrower shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to Agent for the benefit of each Lender a certificate of Borrower, dated the Closing Date and signed by the Managing Director of Borrower, to each such effect.

6.1.2        Managing Director Certificate.

There shall be delivered to Agent for the benefit of each Lender a certificate dated as of the Closing Date and signed by the Managing Director of Borrower, certifying as appropriate as to:

(a)           all action taken by Borrower in connection with the Credit Documents;

(b)           the names of the Managing Directors authorized to sign the Credit Documents and the true signatures of such Managing Directors and specifying the Authorized Directors permitted to act on behalf of Borrower for purposes of the Credit Documents and the true signatures of such Managing Directors, on which Agent and each Lender may conclusively rely; and

(c)           copies of Borrower’s Organizational Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with recent certificates from the appropriate state officials as to the continued existence and good standing of Borrower in each state where organized or qualified to do business.

6.1.3        Delivery of Credit Documents.

The Assignment and Modification Agreements, Pledge Agreement, Security Agreement, Subordination Agreement, Guaranty Agreement (Anti-Fraud), Escrow Agreement and all other Credit Documents shall have been duly executed and delivered to Agent for the benefit of Lenders, together with all appropriate financing statements, and all such documentation shall be in form and substance satisfactory to Agent and its counsel.

6.1.4        Opinion of Counsel.

There shall be delivered to Agent for the benefit of each Lender a written opinion of Kramer Levin Naftalis & Frankel LLP, counsel for Borrower, dated as of the Closing Date and in form and substance satisfactory to Agent and its counsel:

(a)           as to the matters set forth in Exhibit 6.1.4; and

(b)           as to such other matters incident to the transactions contemplated herein as Agent may reasonably request.  There shall also be delivered to Agent for the benefit of each Lender a written opinion of Kramer Levin Naftalis & Frankel LLP, counsel for Whitecap, McGuireWoods LLP, counsel for Alarm Call Holdings LLC, and McGuireWoods LLP, counsel for SAI, each dated as of the Closing Date and in form and substance satisfactory to Agent and its counsel.

6.1.5        Legal Details.

All legal details and proceedings in connection with the transactions contemplated by the Credit Documents shall be in form and substance satisfactory to Agent and counsel for Agent, and Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to Agent and said counsel, as Agent or said counsel may reasonably request.

6.1.6        Payment of Fees.

Borrower shall have paid or caused to be paid to Agent for itself and for the account of Lenders to the extent not previously paid the Origination Fee, and all other fees accrued through the Closing Date, and the reasonable costs and expenses for which Agent and Lenders are entitled to be reimbursed, including certain expenses for financial, legal and collateral due diligence, and the cost of the appraisal required by Section 6.1.19 [Due Diligence; Appraisal], which fees (other than the Origination Fee), costs, and expenses shall not exceed $100,000. The Expense Deposit shall be credited against these expenses.

6.1.7        Background Checks; Anti-Fraud Guaranty.

(a)  Lenders shall be satisfied in their sole discretion with the results of Agent’s background investigations of: (i) each member of the Senior Management Team of Borrower, (ii) Eric Kamisher of Whitecap, and (iii) Ray Gross of SAI.

(b)  SAI shall have executed and delivered to Agent for the benefit of the Lenders a Guaranty Agreement (Anti-Fraud).

6.1.8        Consents.

All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.1.13 shall have been obtained.

6.1.9        Managing Director’s Certificate Regarding No Material Adverse Changes.

Since December 31, 2006, no Material Adverse Change shall have occurred; there shall have been no material change in the management of Borrower; and there shall have been delivered to Agent for the benefit of each Lender a certificate dated as of the Closing Date and signed by the Managing Director of Borrower to each such effect.

6.1.10      No Violation of Laws.

The making of the Revolving Credit Loans shall not contravene any Law applicable to Borrower or any Lender.

6.1.11      No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Official Body to enjoin, restrain or prohibit, or to obtain damages in respect of, the Credit Documents or the consummation of the transactions contemplated hereby or thereby or which, in the sole discretion of Agent and/or Lenders, would make it inadvisable to consummate the transactions contemplated by the Credit Documents.

6.1.12      Insurance Policies; Certificates of Insurance; Endorsements.

Borrower shall have delivered evidence acceptable to Agent that adequate insurance in compliance with Section 7.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid, together with a certified copy of each of Borrower’s insurance policies evidencing coverage satisfactory to Agent, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured, mortgagee and lender loss payee.

6.1.13      Financial Information.

Agent shall have received and reviewed such financial and other information on Borrower, including monthly financial projections for Borrower, as Agent may reasonably request, and such information shall be satisfactory to Agent in its reasonable discretion. Agent shall have received and reviewed such financial and other information on Whitecap and SAI as Agent may reasonably request, and such information shall be satisfactory to Agent in its reasonable discretion.

6.1.14      Filing Receipts.

Agent shall have received:  (a) copies of all filing receipts and acknowledgments issued by the appropriate Official Body to evidence recordation or filing necessary to perfect the Lien of Lenders on the Collateral or other satisfactory evidence of such recordation and filing and (b) evidence in a form acceptable to Agent that such Lien constitutes a Prior Security Interest in favor of Lenders.

6.1.15      SAI Servicer Agreement; Put-Call Agreement; Subordinated Debt Documents.

Borrower shall have delivered to Agent a true, accurate, and complete copy (as so certified by Borrower) of the executed SAI Servicer Agreement, Put-Call Agreement, and Subordinated Debt Documents, and any amendments, supplements, schedules, and exhibits thereto, the terms and conditions of which shall be satisfactory to Agent in all respects.

6.1.16      Closing Date Compliance Certificate.

Borrower shall have delivered to Agent a certificate (the “Closing Date Compliance Certificate”) of Borrower, dated as of the Closing Date, signed by the Managing Director, substantially in the form of Exhibit 7.3.4, together with supporting accounting and financial information satisfactory to Agent.

6.1.17      Due Diligence; Appraisal.

Agent shall have completed its due diligence review of all aspects of Borrower, including an initial field examination and a quality of earnings and a quality of  RMR review of Borrower’s historical results by a third party due diligence firm acceptable to Agent, and such review shall be satisfactory to Agent and Lenders in their sole discretion. Agent shall have received a current certified forced-liquidation-value basis appraisal of Borrower’s portfolio of

Security Alarm Contracts from a third party appraiser acceptable to Agent, and such appraisal shall be satisfactory to Agent in its reasonable discretion.  Without limiting the foregoing, Agent shall have received on or before the Closing Date, lien searches demonstrating the absence of Liens on Borrower’s properties and assets other than Permitted Liens or Liens satisfied as of the Closing Date to the satisfaction of Agent and Lenders.  Borrower acknowledges that Agent’s due diligence continues up to the time of funding the first Revolving Credit Loan.

6.1.18      Account Control Agreements.

Agent shall be satisfied with the cash management system of Borrower.  Borrower shall have delivered to Agent lockbox and account control  agreements with respect to all bank accounts of Borrower (including the Blocked Accounts) in form and substance satisfactory to Agent in its reasonable discretion, executed by Borrower and each respective bank.

6.1.19      Senior Funded Debt.

The ratio of Senior Funded Debt to Subordinated Debt shall not exceed 1.0 to 1.0.

6.1.20      Assignment and Bill of Sale.

Borrower shall have delivered to Agent true, correct, and complete copies of the executed Assignments and Bills of Sale in a form reasonably acceptable to Agent from SAI and APEX Alarm, LLC (and/or its Affiliate, APX Alarm Security Solutions, Inc.; collectively, “APX”) documenting all of Borrower’s prior purchases from SAI and APX.

6.1.21      Alarm Call Holdings LLC.

The structure of Alarm Call Holdings LLC and and its parent shall be reasonably aceptable to Agent.

6.2           Each Additional Revolving Credit Loan.

At the time of making any Revolving Credit Loans other than Revolving Credit Loans made on the Closing Date and after giving effect to the proposed extensions of credit:  the representations and warranties of Borrower contained in this Agreement and in the other Credit Documents shall be true on and as of the date of such additional Revolving Credit Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and Borrower shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Revolving Credit Loans shall not contravene any Law applicable to Borrower or any Lender; and Borrower shall have delivered to Agent a duly executed and completed Revolving Credit Loan Request.

7.             COVENANTS

7.1           Affirmative Covenants.

Borrower covenants and agrees that until indefeasible payment in full of the Revolving Credit Loans and interest thereon, satisfaction of all of Borrower’s other Obligations under the Credit Documents and termination of the Revolving Credit Commitments, Borrower shall comply at all times with the following affirmative covenants:

7.1.1        Preservation of Existence, Etc.

Borrower shall maintain its legal existence as a limited liability company and its license, qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.].

7.1.2        Payment of Liabilities, Including Taxes, Etc.

Borrower shall duly pay, discharge, or otherwise satisfy all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP, shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would have a Material Adverse Change, provided that Borrower will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (other than a Lien expressly permitted under this Agreement).

7.1.3        Maintenance of Insurance.

Borrower shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, public liability and business interruption insurance) and against other risks (including errors and omissions coverage in an amount not less than $2,000,000) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary with not less than $5,000,000 aggregate coverage, all as reasonably determined by Agent.  At the request of Agent, Borrower shall deliver to Agent and each Lender:  (a) on the Closing Date and annually thereafter, an original certificate of insurance signed by Borrower’s independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by the Credit Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (b) from time to time, a summary schedule indicating all insurance then in force with respect to Borrower.  Such policies of insurance shall contain special endorsements, in form and substance acceptable to Agent, which shall:  (i) specify Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of Borrower and not that of the insured, (ii) provide that the interest of Lenders shall be insured regardless of any breach or violation by Borrower of any warranties, declarations or conditions contained in such policies or any action or inaction of Borrower or others insured under such policies, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise, (iv) provide that any and all rights of subrogation which the insurers may have or acquire shall be, at all times and in all respects, junior and subordinate to the prior payment in full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been indefeasibly paid in full and the Revolving Credit Commitments have terminated, (v) provide, except in the case of public liability insurance, that all insurance proceeds for losses of less than $50,000 shall be adjusted with and payable to Borrower and that all insurance proceeds for losses of $50,000 or more shall be adjusted with and payable to Agent, (vi) include effective waivers by the insurer of all claims for insurance premiums against Agent, (vii) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least 30 days after receipt by Agent of written notice of such cancellation or change, (viii) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, (ix) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured, and (x) not limit the errors and omissions coverage, or the insurer’s obligation to defend, in the event that a written contract does not exist, does not include a limitation of liability provision, or is found to be void.  Borrower shall notify Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.  Any monies received by Agent constituting insurance proceeds or condemnation proceeds may, at the option of Agent, (A) be applied by Agent to the payment of the Revolving Credit Loans in such manner as Agent may reasonably determine, or (B) be disbursed to Borrower on such terms as are deemed appropriate by Agent for the repair, restoration and/or replacement of property in respect of which such proceeds were received.

7.1.4        Maintenance of Properties and Leases.

Borrower shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5        Maintenance of Patents, Trademarks, Etc.

Borrower shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business, if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6                        Visitation Rights.

Borrower shall permit any of the officers, authorized employees or representatives of Agent to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with Borrower’s officers, all in such detail and at such times during normal business hours and as often as Agent may reasonably request, provided that Agent shall provide Borrower with reasonable notice prior to any visit or inspection.  Any Lender wishing to participate in such a visit shall be entitled to do so.  In the event any Lender desires to conduct an audit of Borrower, it is hereby agreed that such audit shall be performed by Agent and Agent’s officers, authorized employees or representatives.  Agent in its sole discretion may conduct, at Borrower’s expense, (a) up to 4 times within any 12 month period field audits of Borrower’s business, property, and locations, and (b) up to one time within any 12 month period an appraisal of the Collateral; provided, however, such limitation regarding the frequency of such audits and appraisals shall not apply if an Event of Default exists.

Borrower will pay Agent a field examination fee of $850 per day for all on-site examinations; and in addition, Borrower will pay all of Agent’s and Lender’s out-of-pocket expenses for such field examinations up to a maximum of $20,000 (including the field examination fee) within any 12 month period; provided, however, such limitations regarding the field examination fee and the reimbursement of out-of-pocket expenses shall not apply if an Event of Default has occurred and is continuing.

7.1.7                        Keeping of Records and Books of Account.

Borrower shall maintain and keep proper books of record and account which enable Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8                        Customer Service.

Borrower shall maintain an exclusive telephone number to be used by its customers for customer service calls.

7.1.9                        Compliance with Laws.

Borrower shall comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.  Borrower shall at all times materially complied with the separateness provisions set forth in its Organizational Documents.

7.1.10                  Use of Proceeds.

Borrower shall use the proceeds of the Revolving Credit Loans only for:  (a) general corporate purposes, (b) working capital, (c) to finance Permitted Acquisitions, and (d) to repay up to $30,000,000 of Borrower’s debt to Whitecap. Borrower shall not use the proceeds of the Revolving Credit Loans for any purpose which contravenes any applicable Law or any provision hereof.

7.1.11                  Further Assurances.

Borrower shall, from time to time, at its expense, faithfully preserve and protect Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as Agent in its sole discretion may deem necessary or in its reasonable discretion deem advisable from time to time in order to preserve, perfect and protect the Liens granted under the Credit Documents and to exercise and enforce Agent’s rights and remedies thereunder with respect to the Collateral.

7.1.12                  Increasing Revolving Credit Commitments.

In the event Borrower desires to increase the Revolving Credit Commitments, Borrower shall so notify Agent.  Borrower shall provide agent with sufficient information to enable Agent and Lenders to determine in their sole discretion whether they wish to increase the Revolving Credit Commitments.  In the event that Agent and all Lenders reject Borrower’s request, Borrower will be prohibited from creating an additional loan facility with other lenders.

7.1.13                  Anti-Terrorism Laws.

Borrower and its Affiliates and agents shall not:  (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section 7.1.13.

7.1.14                  Trade Payables.

Borrower shall cause its trade payables and accrued expenses incurred in the ordinary course of business to be kept current with respect to payments due.

7.1.15                  Storage of Security Alarm Contract Documents.

Pursuant to the terms and conditions of the Escrow Agreement, Borrower shall cause all Security Alarm Contract Documents to be delivered to the Collateral Servicer for filing and storage.

7.1.16                  Account Control Agreements.

Borrower shall maintain at all times a valid and enforceable account control agreement with respect to each bank account of Borrower, in form and substance satisfactory to Agent in its reasonable discretion.

7.1.17                  Establishment of a Lockbox Account, Dominion Account.

All proceeds of Borrower’s Security Alarm Contracts shall be deposited by Borrower into a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrower and be acceptable to Agent.  Borrower, Agent, and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent.  All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  All deposit accounts and investment accounts of Borrower are set forth on Schedule 7.1.17.

7.1.18                  Single Purpose Entities.

(a)                                  Borrower at all times since its formation has been, and will continue to be, a duly formed and existing limited liability company and a Single Purpose Entity.  Borrower at all times since its formation has been, and will continue to be, duly qualified as a limited liability company, in each jurisdiction in which such qualification was or may be necessary for the conduct of its business.

(b)                                 Borrower at all times since its formation has complied and will continue to comply with the provisions of its organizational documents and the laws of its jurisdiction of formation relating to limited liability companies.

(c)                                  All formalities regarding the existence of Borrower as a Single Purpose Entity have been observed since its formation and will continue to be observed.

(d)                                 Borrower has at all times since its formation accurately maintained, and will continue to accurately maintain its financial statements, accounting records and limited liability company documents, separate from those of any other Person.  Borrower has maintained and will maintain books, records, resolutions and agreements separate from those of any other entity.  Borrower has at all times since its formation accurately maintained, and will continue to accurately maintain, its own bank accounts, payroll and separate books of account.  Borrower has not and will not commingle its funds or assets with those of any other entity, and has held and will hold its assets in its own name.

(e)                                  Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(f)                                    Borrower was organized solely for the purpose described in the definition of Single Purpose Entity and as set forth in this Section 7.1.18 and will not engage in any business unrelated to acting as the Borrower hereunder which is inconsistent with or in violation of this Section 7.1.18 or this Agreement.

(g)                                 Borrower has not and will not have any assets other than those related to its Security Alarm Contracts.

(h)                                 Whitecap and Borrower have not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger (other than as contemplated in this Agreement), asset sale (other than as contemplated in this Agreement), transfer of membership interest of Borrower or amendment of the operating agreement or articles of formation of Borrower.

(i)                                     Except as expressly permitted herein, Whitecap is and shall remain the sole economic member of the Borrower.

(j)                                     Each of the Borrower and Whitecap, without the unanimous consent of all holders of limited liability interests in Borrower or all limited partners of Whitecap, as applicable, shall not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets or any other entity in which it has a direct or indirect legal or beneficial ownership interest, engage in any other business activity, or amend its organizational documents.

(k)                                  Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under Borrower’s own name and as a separate and distinct entity.  Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity.  Borrower has not at any time since its formation identified, and will not identify, any other Person as being a division or part of Borrower.  Borrower has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity.  Borrower has conducted and will conduct its business in its own name.

(l)                                     Borrower has at all times since its formation, and will continue to be, adequately capitalized in light of the nature of its business.

(m)                               Borrower has not at any time since its formation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons except in the ordinary course of acquiring Security Alarm Contracts.  Borrower has not at any time since its formation acquired, and will not acquire, obligations or securities of any other Persons.  Borrower has not at any time since its formation made, and will not make, loans or advances to any Person.  Borrower has not and will not pledge its assets for the benefit of any other Person or entity, except in favor of the Agent for the benefit of the Lenders.

(n)                                 Borrower has not at any time since its formation entered into and was not a party to, and, will not enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of business of Borrower on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(o)                                 Borrower has no Indebtedness other than the Indebtedness to the Agent and the Lenders under the Loan Documents and the Indebtedness to Whitecap under the Subordinated Debt Documents, except as expressly permitted herein.

7.1.19                  Alarm Licenses.

(a)                                  Borrower shall obtain an alarm license:

(i)  in each jurisdiction accounting for 5% or more of Borrower’s RMR if an alarm license is required in such jurisdiction;

(ii)   if less than 5% of Borrower’s RMR is attributable to such jurisdiction, in each jurisdiction where (x) an alarm license is required and (y) the failure to be licensed may result in a criminal penalty, alarm contracts being rendered invalid, a cease and desist order to stop alarm monitoring, or a fine in excess of $50,000 per month.

With respect to Borrower’s accounts held as of the Closing Date, this requirement shall be deemed to be satisfied so long as Borrower has filed an application in each such jurisdiction not later than July 25, 2007.

(b)                                 In the event that Borrower becomes subject to (i) pending litigation that raises the issue of Borrower’s failure to be licensed or (ii) investigation by an Official Body for its failure to be licensed, Borrower shall immediately start the process and move expeditiously to obtain alarm licenses in all jurisdictions where such licensure is required notwithstanding anything to the contrary in clause (a) above.

(c)                                  To the extent California Laws requires that Borrower’s accounts located in California be held by an entity other than a limited liability company, Borrower shall take such actions in order to be in compliance with such Laws to the reasonably satisfaction of Agent within 60 days following the Closing Date.

7.1.20                  Servicer Insolvency.

Borrower shall act promptly to replace SAI or any successor servicer with a servicer reasonably satisfactory to Agent in the event of a filing by or against SAI or such successor servicer of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, or conservatorship or any similar proceeding.

7.1.21                  Compliance with FCC Mandate.

Borrower shall cause SAI or any successor servicer to comply with the mandate of the Federal Communications Commission requiring that all analog radios be converted from analog to digital technology no later than the deadline set forth therein.

7.1.22                  Assignments and Bills of Sale.

(a)                                  Not later than 45 days following the Closing Date, Borrower shall have delivered to Agent true, correct, and complete copies of the executed Assignments and Bills of Sale (in a form reasonably acceptable to Agent) from First Security, Inc., All American Security, Vision Security Group, Inc., American Home Protection LLC, Independence Sound & Security, Inc., and Guardian Security, Inc., documenting all of Borrower’s prior purchases from such entities.  Borrower represents that after SAI and APX, these companies were its next six largest suppliers of Security Alarm Contracts and RMR.

(b)                                 Borrower shall use its best efforts to deliver to Agent true, correct, and complete copies of the executed Assignments and Bills of Sale (in a form reasonably acceptable to Agent) with respect to all of the other companies from whom Borrower acquired Security Alarm Contracts and RMR.

7.2                                 Negative Covenants.

Borrower covenants and agrees that until indefeasible payment in full of the Revolving Credit Loans and interest thereon, satisfaction of all of Borrower’s other Obligations under the Credit Documents and termination of the Revolving Credit Commitments, Borrower shall comply at all times with the following negative covenants:

7.2.1                        Indebtedness.

Borrower shall not, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under the Credit Documents;

(b)                                 Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof), provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1;

(c)                                  Indebtedness evidenced by the Subordinated Debt Documents, together with any extensions, modifications, or amendments thereto or replacements and substitutions therefor, subject to and subordinated in accordance with the provisions of the Subordination Agreement;

(d)                                 Capitalized and operating leases as and to the extent permitted under Section 7.2.15 [Capital Expenditures and Leases]; and

(e)                                  Indebtedness secured by Purchase Money Security Interests not exceeding $10,000 in the aggregate.

7.2.2                        Liens.

Borrower shall not, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.  Borrower shall not, directly or indirectly, enter into any agreement with any Person other than Agent or Lenders pursuant to a Credit Document which prohibits or limits the ability of Borrower to create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired.

7.2.3                        Guaranties.

Borrower shall not, at any time, directly or indirectly, become or be liable in respect of any guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for guaranties of Indebtedness of Borrower permitted hereunder; provided however that this provision shall not apply to account guaranties that are customary in the security alarm industry for the sale of assets.

7.2.4                        Revolving Credit Loans and Investments.

Borrower shall not, at any time, make or suffer to remain outstanding any Revolving Credit Loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(a)                                  trade credit extended on usual and customary terms in the ordinary course of business;

(b)                                 advances to employees to meet expenses incurred by such employees in the ordinary course of business; and

(c)                                  Permitted Investments.

7.2.5                        Dividends and Related Distributions.

Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests.

7.2.6                        Liquidations, Mergers, Consolidations, Acquisitions.

Borrower shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(a)                                  Borrower may acquire a bulk purchase of Security Alarm Contracts from SAI or a counterparty approved by Agent in its reasonable discretion, which approval shall not be unreasonably withheld (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(1)                                  Borrower shall grant Liens in the assets of such Person on the date of such Permitted Acquisition;

(2)                                  the governing bodies of such Person and Borrower shall have approved such Permitted Acquisition and Borrower shall have delivered to Agent written evidence of the approval of such governing body of Borrower and such Person for such Permitted Acquisition;

(3)                                  no Potential Default or Event of Default shall exist immediately prior to or after giving effect to such Permitted Acquisition;

(4)                                  Borrower shall demonstrate to Agent’s satisfaction that it shall be in compliance with the covenants contained in Section 7.2.15 [Capital Expenditures and Leases], Section 7.2.16 [Minimum Cash Receipts], Section 7.2.17 [Minimum Fixed Charge Coverage Ratio], Section 7.2.18 [Maximum Funded Debt to Tangible Net Worth Ratio; Senior Funded Debt], Section 7.2.19 [Minimum Tangible Net Worth], and Section 7.2.20 [Maximum Attrition Rate], in each case after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition, but excluding income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition), by delivering at least 5 Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 7.2.6 evidencing such compliance;

(5)                                  Borrower shall deliver to Agent at least 5 Business Days before such Permitted Acquisition copies of any agreements entered into or proposed to be entered into by Borrower in connection with such Permitted Acquisition, including a purchase agreement with terms customary for the security alarm industry, including an account guaranty, a purchase price holdback, and appropriate nonsolicitation provisions, an assignment and bill of sale (in a form reasonably acceptable to Agent), and a fully-executed Assignment and Modification Agreement with the Approved Central Station(s) that monitor the customers included in the Permitted Acquisition, and shall deliver to Agent such other information about such Person or its assets as any Lender may reasonably require;

(6)                                  if the seller will remain in business and will provide on-going services to the acquired customers, then Borrower shall enter into a service agreement with seller on terms customary for the security alarm industry, including appropriate nonsolicitation provisions, a right of first refusal, and a consent to collateral assignment to Agent;

(7)                                  Borrower perform reasonable due diligence on not less than 500 of all security alarm customer contracts to be acquired (or such lesser amount as may be subject to the acquisition); and

(b)                                 subject to Section 7.2.22 [Dealer Programs], Borrower may acquire customer accounts through a Dealer Program.  Borrower agrees to perform reasonable due diligence on not less than of all security alarm customer contracts (or such lesser amount as may be subject to the acquisition) to be acquired pursuant to this clause (b).

7.2.7                        Dispositions of Assets.

Borrower shall not sell, convey, assign, lease, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of limited liability company interests of Borrower, unless Borrower obtains Agent’s prior written consent with respect to the transfer of such limited liability company interests, which shall not be unreasonably withheld); provided, however, that Borrower may sell customer accounts in the ordinary course of its business if the RMR from such accounts is not Eligible RMR.

7.2.8                        Affiliate Transactions.

Except as set forth on Schedule 7.2.8, Borrower shall not enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of Borrower or other Person) unless such transaction is: (a) not otherwise prohibited by this Agreement, (b) entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to Agent and (c) in accordance with all applicable Law.

7.2.9                        Subsidiaries, Partnerships and Joint Ventures.

Borrower shall not own or create directly or indirectly any Subsidiaries.  Borrower shall not become or agree to become:  (i) a general or limited partner in any general or limited partnership, (ii) a member or manager of, or hold a limited liability company interest in, a limited liability company, or (iii) a joint venturer or hold a joint venture interest in any joint venture.

7.2.10                  Continuation of or Change in Business.

Borrower shall not engage in any business other than the security alarm business, substantially as conducted and operated by Borrower during the present fiscal year, and Borrower shall not permit any material change in such business.

7.2.11                  [Reserved.]

7.2.12                  Fiscal Year.

Borrower shall not change its fiscal year from the twelve-month period beginning January 1st and ending December 31st.

7.2.13      Issuance of Ownership Interests.

Borrower shall not issue any additional ownership interests or any options, warrants or other rights in respect thereof without Agent’s prior written consent, which consent shall not be unreasonably withheld.

7.2.14      Changes in Documents.

(a)  Borrower shall not amend in any respect any of its Organizational Documents without providing at least 15 calendar days’ prior written notice to Agent and, in the event such change would not be permitted under the Subordinated Debt Documents without Subordinated Creditor consent, would adversely affect Borrower’s status as a Single Purpose Entity, or would be adverse to the Lenders as determined by Agent in its sole discretion, obtaining Agent’s prior written consent, which consent shall not be unreasonably withheld.

(b)  Except as may be otherwise permitted under the Subordination Agreement, Borrower shall not enter into any renewal, replacement, or refinancing of nor any amendment or modification to or waiver or consent under (or solicit any such renewal, replacement, refinancing, amendment, modification, waiver or consent) any of the Subordinated Debt Documents, provided, however, that the terms of the Subordinated Debt Documents may be amended or modified and any waiver may be obtained thereunder so long as prior to any amendment or modification of the Subordinated Debt Documents or any waiver under the Subordinated Debt Documents, Borrower provides at least 15 calendar days’ prior written notice to Agent and obtains the prior written consent of Agent to each amendment or modification to or waiver under the Subordinated Debt Documents, which consent shall not be unreasonably withheld.

(c)  Borrower shall not enter into any renewal or replacement of, amendment or modification to, or waiver or consent under (or solicit any such renewal, replacement, amendment, modification, waiver or consent) the SAI Servicer Agreement or the Put-Call Agreement without obtaining Agent’s prior written consent.

7.2.15      Capital Expenditures and Leases.

Borrower shall not make any payments exceeding $50,000 in the aggregate in any fiscal year on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease.  Borrower shall not make any payments exceeding $50,000 in the aggregate in any fiscal year on account of the rental or lease of real or personal property of any other Person which does not constitute a capitalized lease.  Borrower shall not make any capital expenditure and lease payments which are not made under usual and customary terms and in the ordinary course of business.

7.2.16      Minimum Cash Receipts.

Borrower shall not permit the aggregate amount of cash receipts derived from billings to beginning of the month RMR, calculated as of the end of each month for the month then ended,  to be less than 80%.

7.2.17      Minimum Fixed Charge Coverage Ratio.

Borrower shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each month for the 12 months then ended, to be less than 1.25 to 1.0.

7.2.18      Maximum Funded Debt to Tangible Net Worth Ratio; Senior Funded Debt.

(a)           Borrower shall not at any time permit the ratio of its Funded Debt to Tangible Net Worth to exceed 2.0 to 1.0.

(b)           Borrower shall not at any time following the Closing Date permit the ratio of Senior Funded Debt to Subordinated Debt to exceed 2.0 to 1.0.

7.2.19      Minimum Tangible Net Worth.

Borrower shall not at any time permit Tangible Net Worth to be less than $20,000,000.

7.2.20      Maximum Attrition Rate.

Borrower shall not permit either its Annual Attrition Rate to be more than 15% or its Quarterly Attrition Rate to be more than 17%.

7.2.21      Dealer Programs.

Borrower shall not enter into (nor subsequently amend in any material manner) any Dealer Program without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion.

7.2.22      Underwriting Guidelines.

Borrower shall not amend or otherwise modify its underwriting guidelines with respect to residential, commercial, and wholesale customers, as well as dealers and affiliates, a copy of which is attached hereto as Exhibit 7.2.22, without the prior written consent of Agent, which consent shall not be unreasonably withheld.  Borrower acknowledges that its underwriting guidelines are, as of the Closing Date, identical to those of SAI and therefore those references to “SAI” in Exhibit 7.2.22 shall mean “Borrower”.  Borrower shall not make any material change with respect to its billing and collection processes, including late fees and service credits.

7.2.23      Alarm Licenses.

Borrower shall not have any alarm license suspended for more than 3 days.

7.2.24      Compensation; Employees.

Borrower shall not pay compensation, including salary and discretionary bonuses.   Borrower shall not at any time have any employees.

7.2.25      Sale-Leasebacks; Real Property.

Borrower shall not engage in any sale-leaseback or similar transaction involving any of its property or assets.  Borrower shall not purchase or lease any real property.

7.2.26      Cancellation of Indebtedness.

Borrower shall not cancel any material claim or Indebtedness owing to it, except for reasonable consideration and in the ordinary course of its business, or voluntarily prepay any Indebtedness except as otherwise permitted herein.

7.3           Reporting Requirements.

Borrower covenants and agrees that until indefeasible payment in full of the Revolving Credit Loans and interest thereon, satisfaction of all of Borrower’s other Obligations under the Credit Documents and termination of the Revolving Credit Commitments, Borrower will furnish or cause to be furnished to Agent and each Lender:

7.3.1        Monthly Financial Statements.

As soon as available and in any event within 30 days after the end of each month, Borrower’s financial statements, consisting of a balance sheet as of the end of such month and related statements of income, members’ equity and cash flows for the month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end adjustments) by the Managing Director of Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.  Borrower’s financial statements will be segregated from Whitecap’s or any other Affiliate’s financial statements.   Concurrent with the delivery of Borrower’s financial statements, Borrower shall deliver or cause to be delivered financial statements and other information as described herein with respect to SAI.

7.3.2        [Reserved.]

7.3.3        Annual Financial Statements.

As soon as available and in any event within 90 days after the end of each fiscal year of Borrower, financial statements of Borrower consisting of a balance sheet as of the end of such fiscal year, and related statements of income, members’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by RSM McGladrey or other independent certified public accountants of recognized standing reasonably satisfactory to Agent; provided however within 30 days after the end of each fiscal year of Borrower, Borrower shall deliver such financial statements certified (subject to normal year-end audit adjustments) by the Managing Member of Borrower as having been prepared in accordance with GAAP, consistently applied.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of Borrower under any of the Credit Documents.  Borrower shall deliver with such financial statements and certification by its accountants a letter of such accountants to Agent and Lenders substantially:  (a) to the effect that, based upon their ordinary and customary examination of the affairs of Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or, if they are aware of such condition or event, stating the nature thereof and confirming Borrower’s calculations with respect to the Compliance Certificate to be delivered pursuant to Section 7.3.4 [Certificate of Borrower] with respect to such financial statements and (b) to the effect that Lenders are intended to rely upon such accountant’s certification of the annual financial statements and that such accountants authorize Borrower to deliver such reports and certificate to Lenders on such accountants’ behalf.  Borrower’s financial statements will be segregated from Whitecap’s or any other Affiliate’s financial statements.  Concurrent with the delivery of Borrower’s annual financial statements, Borrower shall deliver or cause to be delivered financial statements and other information as described herein with respect to SAI.  Borrower shall deliver or cause to be delivered financial statements and other information as described herein with respect to Whitecap as soon as the same become available.

7.3.4        Certificate of Borrower.

Concurrently with the financial statements of Borrower furnished to Agent and to Lenders pursuant to Sections 7.3.1 [Monthly Financial Statements] and 7.3.3 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of Borrower signed by the Managing Director of Borrower, and including certifications of the Whitecap Principals and the SAI Principals, in the form of Exhibit 7.3.4, to the effect that, except as described pursuant to Section 7.3.6 [Notice of Default], (a) the representations and warranties of Borrower contained in Section 5 [Representations and Warranties] and in the other Credit Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and Borrower has performed and complied with all covenants and conditions hereof and thereof, (b) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (c) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

7.3.5        Borrowing Base Certificate.

Borrower shall execute and deliver a Borrowing Base Certificate, also signed by a Whitecap Principal, in the form of Exhibit 7.3.5 (as the same may be amended or otherwise modified from time to time by Agent following reasonble notice to Borrower) to Agent on each of the following dates:

(a)           with each Revolving Credit Loan Request;

(b)           monthly within 5 Business Days following each calendar month as of the end of such calendar month; and

(c)           at the request of Agent.

7.3.6        [Reserved.]

7.3.7        Notice of Default.

Promptly after any officer of Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Managing Director of Borrower setting forth the details of such Event of Default or Potential Default and the action which Borrower proposes to take with respect thereto.

7.3.8        Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against Borrower which relate to the Collateral, involve a claim or series of claims in excess of $50,000 or which if adversely determined would constitute a Material Adverse Change.

7.3.9        Certain Events.

Written notice to Agent:

(a)           within the time limits set forth in Section 7.2.14 [Changes in Documents], any amendment to the Organizational Documents of Borrower;

(b)           at least 30 days prior thereto, with respect to any change in any of Borrower’s locations from the locations set forth in Schedule A to the Security Agreement;

(c)           promptly after the occurrence thereof, notice of any material developments with respect to those matters described on Schedule 5.1.7; and

(d)           promptly after the enactment or adoption of any Law which may result in a Material Adverse Change, notice thereof.

7.3.10      Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to Borrower:

(a)           the annual budget and any forecasts or projections of Borrower, to be supplied not later than 30 days prior to commencement of the fiscal year to which any of the foregoing may be applicable;

(b)           any reports including management letters submitted to Borrower by independent accountants in connection with any annual, interim or special audit;

(c)           a copy of any order in any proceeding to which Borrower is a party issued by any Official Body; and

(d)           such other reports and information as any Lender may from time to time reasonably request, including the monthly servicer’s reporting package delivered electronically in a text formatted file acceptable to Agent including such information as Agent may reasonably request.

8.             DEFAULT

8.1           Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1        Payments Under Credit Documents.

Borrower shall fail to pay any principal of any Revolving Credit Loan (including mandatory prepayments or the payment due at maturity) or shall fail to pay any interest on any Revolving Credit Loan, or any other amount owing under the Credit Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof, subject to the proviso set forth in Section 4.5.2 [Borrowing Base Exceeded] with respect to interest payments;

8.1.2        Breach of Warranty.

Any representation or warranty made at any time by Borrower, Whitecap, or SAI in any Credit Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3        Breach of Negative Covenants or Visitation Rights or Account Control Agreements.

Borrower shall default in the observance or performance of any covenant contained in Section 7.1.6 [Visitation Rights], Section 7.1.14 [Account Control Agreements], or Section 7.2 [Negative Covenants];

8.1.4        Breach of Other Covenants.

Borrower, Whitecap, or SAI shall default in the observance or performance of any other covenant, condition or provision of any Credit Document and such default shall continue unremedied for a period of 10 Business Days after any officer of Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of Borrower as determined by Agent in its sole discretion);

8.1.5        Defaults in Other Agreements or Indebtedness.

(a)  A default or event of default shall occur and be declared at any time under the Subordinated Debt Documents or a default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which Borrower may be obligated as a borrower or guarantor in excess of $50,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend, or (b) a default or event of default shall occur at any time under the SAI Servicer Agreement;

8.1.6        Final Judgments or Orders.

Any final judgments or orders (after the expiration of all times to appeal therefrom) shall be entered against Borrower by a court having jurisdiction in the premises:  (a) for the payment of money in excess of $50,000 in the aggregate which is not insured or for the payment of money in excess of $100,000 which is insured, or (b) which judgment or order would constitute a Material Adverse Change, in each instance which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of 30 days from the date of entry;

8.1.7        Credit Document Unenforceable.

Any of the Credit Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Credit Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8        Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $50,000; or the Collateral or any other assets of Borrower are attached, seized, levied upon or subjected to a writ or distress warrant; or the Collateral or any other assets of Borrower come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 30 days thereafter;

8.1.9        Notice of Lien or Assessment.

(a) A notice of Lien or assessment in excess of $50,000 which is not a Permitted Lien is filed of record with respect to all or any part of any assets of Borrower by any Official Body, including the PBGC, or (b) any taxes or debts owing at any time or times hereafter to any Official Body, become payable and the same is not paid within 30 days after the same becomes payable;

8.1.10      Insolvency.

Borrower or Whitecap ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

8.1.11      Separateness Assumptions.

Any of the assumptions contained in any “non-consolidation” opinion delivered to Agent in connection with the Revolving Credit Loans is or shall become untrue in any material respect; provided, however, that any such violation shall not result in an Event of Default if (a) such violation was inadvertent, does not result in a reasonable likelihood that a substantive consolidation of the assets and liabilities of Borrower with those of any other Person in a bankruptcy proceeding under the Bankruptcy Code of the United States would occur, and is promptly corrected upon Borrower’s obtaining knowledge of such failure (unless such failure to correct would not result in a future reasonable likelihood of substantive consolidation and the opinion required in the following clause (b) opines to the same) and (b) within fifteen (15) days of Agent’s request, Borrower delivers to Agent an opinion of counsel to the effect that such breach shall not negate or impair the substance of the “non-consolidation” opinion delivered to Agent on the Closing Date;

8.1.12      Central Monitoring.

Borrower is unable to provide a material portion of its customers with central monitoring services from an Approved Central Station for any reason whatsoever for any period of 72 hours or longer;

8.1.13      Cessation of Business.

Borrower ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or  7.2.7 [Dispositions of Assets or Subsidiaries], or SAI ceases to conduct its business as contemplated, or Borrower or SAI is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business, and such injunction, restraint or other preventive order is not dismissed within 30 days after the entry thereof;

8.1.14      Change of Control; Change of Management.

(a) Whitecap ceases to own 100% of Borrower, except as expressly permitted herein; (b) Whitecap Advisors, LLC ceases to serve as the General Partner and advisor for Whitecap, or (c) any member of the Senior Management Team ceases to hold the office and title held by such member of the Senior Management Team as of the Closing Date and to be substantially involved in the day-to-day management of Borrower, and, in either case, Borrower has not hired or appointed an individual reasonably acceptable to Required Lenders within 3 months of such occurrence to replace such Person;

8.1.15      Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower or Whitecap in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator or similar official of Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 30 consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.16      Voluntary Proceedings.

Borrower or Whitecap shall: (a) commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator or other similar official of itself or for any substantial part of its property, (d) make a general assignment for the benefit of creditors, (e) fail generally to pay its debts as they become due, or (f) take any action in furtherance of any of the foregoing.

8.2           Consequences of Event of Default.

8.2.1        Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 8.1.1 through 8.1.14 shall occur and be continuing, Lenders and Agent shall be under no further obligation to make Revolving Credit Loans and Agent may, and upon the request of Required Lenders, shall, by written notice to Borrower, declare the unpaid principal amount of the Revolving Credit Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of Borrower to Lenders hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

8.2.2        Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 8.1.15 [Involuntary Proceedings] or 8.1.16 [Voluntary Proceedings] shall occur, Lenders shall be under no further obligations to make Revolving Credit Loans hereunder and the unpaid principal amount of the Revolving Credit Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of Borrower to Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3        Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by Borrower under any Credit Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to set-off against and apply to the then unpaid balance of all the Revolving Credit Loans and all other Obligations of Borrower or under any Credit Document any debt owing to, and any other funds held in any manner for the account of, Borrower by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts

(whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by Borrower for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Lender or Agent shall have made any demand under any Credit Document, whether or not such debt owing to or funds held for the account of Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Lender or Agent; and

8.2.4        Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not Agent shall have accelerated the maturity of Revolving Credit Loans pursuant to any of the foregoing provisions of this Section 8.2, Agent or any Lender, if owed any amount with respect to the Revolving Credit Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in any Credit Document, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Agent or such Lender; and

8.2.5        Application of Proceeds; Collateral Sharing.

(a)           Application of Proceeds.  From and after the date on which Agent has taken any action pursuant to this Section 8.2 and until all Obligations of Borrower have been indefeasibly paid in full, any and all proceeds received by Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by Agent, shall be applied as follows:

(i)            first, to reimburse Agent and Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by Agent or Lenders in connection with realizing on the Collateral or collection of any Obligations of Borrower under any of the Credit Documents, including advances made by Lenders or any one of them or Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)           second, to past due fees and past due interest with respect to the Revolving Credit Loans pro rata according to the aggregate amount of such fees and interest due to each Lender;

(iii)          third, to past due principal of the Revolving Credit Loans pro rata according to the aggregate amount of such principal due to each Lender;

(iv)          fourth, to other fees and interest with respect to the Revolving Credit Loans pro rata according to the aggregate amount of such fees and interest payable to each Lender;

(v)           fifth, to other principal of the Revolving Credit Loans pro rata according to the aggregate amount of such principal payable to each Lender;

(vi)          sixth, to other Obligations due to Lenders hereunder or under the other Credit Documents pro rata according to the amounts of such other Obligations payable to each Lender; and

(vii)         seventh, the balance, if any, as required by Law.

(b)           Collateral Sharing.  All Liens granted under the Security Agreement, the Pledge Agreement, and any other Credit Document (the “Collateral Documents”) shall secure ratably and on a pari passu basis the Obligations in favor of Agent and Lenders hereunder.  Agent under the Collateral Documents shall be deemed to serve as the collateral agent (the “Collateral Agent”) for Lenders, provided that the Collateral Agent shall comply with the instructions and directions of Agent (or Lenders under this Agreement to the extent that any Credit Document empowers Lenders to direct Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof.

8.2.6        Other Rights and Remedies.

In addition to all of the rights and remedies contained in any of the Credit Documents, Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  Agent may, and upon the request of Required Lenders shall, exercise all post-default rights granted to Agent and Lenders under the Credit Documents or applicable Law.

8.3           Notice of Sale.

Any notice required to be given by Agent of a sale, lease or other disposition of the Collateral or any other intended action by Agent, if given 10 days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

9.             AGENT

9.1           Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes FCC, LLC to act as Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each Lender each of the Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Credit Note by the acceptance of a Revolving Credit Note shall be deemed irrevocably to authorize, Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  FCC, LLC agrees to act as Agent on behalf of Lenders to the extent provided in this Agreement.

9.2           Delegation of Duties.

Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 [Reimbursement and Indemnification of Agent by Borrower] and 9.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

9.3           Nature of Duties; Independent Credit Investigation.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise be deemed to exist.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender.  Nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Lender expressly acknowledges that:  (a) Agent has not made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent to any Lender; (b) it has made and will continue to make, without reliance upon Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of Borrower in connection with this Agreement and the making and continuance of the Revolving Credit Loans hereunder; and (c) except as expressly provided herein, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Credit Loan or at any time or times thereafter.

9.4           Actions in Discretion of Agent; Instructions From Lenders.

Agent agrees, upon the written request of Required Lenders, to take or refrain from taking any action of the type specified as being within Agent’s rights, powers or discretion herein, provided that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or any other Credit Document or applicable Law.  In the absence of a request by Required Lenders, Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of Required Lenders or all Lenders.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on Lenders, subject to Section 9.6 [Exculpatory Provisions; Limitation of Liability].  Subject to the provisions of Section 9.6 [Exculpatory Provisions; Limitation of Liability], no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Required Lenders, or in the absence of such instructions, in the absolute discretion of Agent.

9.5           Reimbursement and Indemnification of Agent by Borrower.

Borrower unconditionally agrees to pay or reimburse Agent and hold Agent harmless against: (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by Agent: (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of Agent’s February 16, 2007 Term Sheet and the Credit Documents;  provided, however, Agent agrees to apply the Expense Deposit previously received from Borrower against such costs and expenses; provided further that Borrower’s reimbursement obligation for such out-of-pocket costs, expenses and disbursements up to and including the Closing Date for (a) Agent’s financial, legal and collateral due diligence and (b) the preparation and negotiation of the Credit Documents shall be limited to $100,000;  (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof; (iii) in connection with the enforcement of any Credit Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under any Credit Document, whether in bankruptcy or receivership proceedings or otherwise; and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Credit Document or in connection with any foreclosure, collection or bankruptcy proceedings; and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent, in its capacity as such, in any way relating to or arising out of any Credit Document or any action taken or omitted by Agent hereunder or thereunder, provided that Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from Agent’s gross negligence or willful misconduct, or if Borrower were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that Borrower shall remain liable to the extent such failure to give notice does not result in a loss to Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of Borrower, which shall not be unreasonably withheld.  In addition, Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of Borrower’s books, records and business properties.

9.6           Exculpatory Provisions; Limitation of Liability.

Neither Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall: (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Credit Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any Lender for the effectiveness, enforceability, genuineness, validity or the due execution of any Credit Document or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with any Credit Document, or (c) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower, or the financial condition of Borrower, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by Borrower, any Lender, Agent or any of their respective Subsidiaries against Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Credit Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Revolving Credit Loans, and Borrower, Agent and each Lender hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

9.7           Reimbursement and Indemnification of Agent by Lenders.

Each Lender agrees to reimburse and indemnify Agent (to the extent not reimbursed by Borrower and without limiting the Obligation of Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent, in its capacity as such, in any way relating to or arising out of any Credit Document or any action taken or omitted by Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements: (a) if the same results from Agent’s gross negligence or willful misconduct, or (b) if such Lender were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which consent shall not be unreasonably withheld.  In addition, each Lender agrees promptly upon demand to reimburse Agent (to the extent not reimbursed by Borrower and without limiting the Obligation of Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by Borrower to Agent in connection with Agent’s periodic audit of Borrower’s books, records and business properties.

9.8           Reliance by Agent.

Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by Agent.  Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.9           Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

9.10         Notices.

Agent shall send to each Lender a copy of all notices received from Borrower pursuant to the provisions of the Credit Documents promptly upon receipt thereof.

9.11         Lenders in Their Individual Capacities; Agent in its Individual Capacity.

With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Credit Documents, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity.  FCC, LLC and its Affiliates and each Lender and such Lender’s Affiliates may, without liability to account, except as prohibited herein, make Revolving Credit Loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, Borrower and its Affiliates, in the case of Agent, as though it were not acting as Agent hereunder, and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case, without notice to or consent of the other Lenders.  Lenders acknowledge that, pursuant to such activities, Agent or its Affiliates may: (a) receive information regarding Borrower or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them, and (b) accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.  Lenders acknowledge that FCC, LLC has entered into the Servicing Agreement with Borrower.

9.12         Holders of Notes.

Agent may deem and treat any payee of any Revolving Credit Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note or of any Revolving Credit Note or Revolving Credit Notes issued in exchange therefor.

9.13         Equalization of Lenders.

Lenders and the holders of any participations in any Revolving Credit Notes agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation hereunder or under any Revolving Credit Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among Lenders and such holders in proportion to their interests in payments under the Revolving Credit Notes, except as otherwise provided in Section 3.4.3 [Agent’s and Lender’s Rights], 4.4.2 [Replacement of a Lender] or 4.6 [Additional Compensation in Certain Circumstances].  Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Revolving Credit Loans in such amount as shall result in a ratable participation by Lenders and each such holder in the aggregate unpaid amount under the Revolving Credit Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender or the holder making such purchase.

9.14         Successor Agent.

Agent: (a) may resign as Agent or (b) shall resign if such resignation is requested by Required Lenders (if Agent is a Lender, Agent’s Revolving Credit Loans and its Revolving Credit Commitment shall be considered in determining whether Required Lenders have requested such resignation) or required by Section 4.4.2 [Replacement of a Lender], in either case of (a) or (b) by giving not less than 30 days’ prior written notice to Borrower.  If Agent shall resign under this Agreement, then either: (i) Required Lenders shall appoint from among Lenders a successor agent for Lenders, or (ii) if a successor agent shall not be so appointed within the 30 day period following Agent’s notice to Lenders of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Required Lenders appoint a successor agent in accordance with clause (i) above.  Upon its appointment pursuant to either clause (i) or (ii) above, such successor agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After the resignation of any Agent hereunder, the provisions of this Section 9 [Agent] shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

9.15         Beneficiaries.

Except as expressly provided herein, the provisions of this Section 9 [Agent] are solely for the benefit of Agent and Lenders, and Borrower shall not have any right to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

9.16         Availability of Funds.

Agent may assume that each Lender has made or will make the proceeds of a Revolving Credit Loan available to Agent unless Agent shall have been notified by such Lender on or before the later of: (a) the close of business on the Business Day preceding the Borrowing Date with respect to such Revolving Credit Loan, or (b) 2 hours before the time on which Agent actually funds the proceeds of such Revolving Credit Loan to Borrower (whether using its own funds pursuant to this Section 9.16 or using proceeds deposited with Agent by Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Revolving Credit Loan with Agent).  Agent may, in reliance upon such assumption (but shall not be required to), make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on the date Agent recovers such amount, at a rate per annum equal to: (i) the Federal Funds Effective Rate during the first 3 days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Revolving Credit Loan after the end of such 3-day period.

9.17         Calculations.

In the absence of gross negligence or willful misconduct, Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Revolving Credit Loans, fees or any other amounts due to Lenders under this Agreement.  In the event an error in computing any amount payable to any Lender is made, Agent, Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

9.18         No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

10.           MISCELLANEOUS

10.1         Modifications, Amendments or Waivers.

With the written consent of Required Lenders, Agent, acting on behalf of all Lenders, and Borrower may from time to time enter into written agreements amending or changing any provision of any Credit Document or the rights of Lenders or Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of Borrower hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all Lenders and Borrower; provided, that no such agreement, waiver or consent may be made which will:

10.1.1      Increase of Commitment; Extension of Expiration Date.

Increase the amount of the Revolving Credit Commitment of any Lender hereunder (except as set forth in Section 2.9 [Increase in Revolving Credit Commitments]) or, extend the Expiration Date without the prior written consent of all Lenders;

10.1.2      Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Revolving Credit Loans are outstanding, extend the time for payment of principal or interest of any Revolving Credit Loan (excluding the due date of any mandatory prepayment of a Revolving Credit Loan or any mandatory Revolving Credit Commitment reduction in connection with such a mandatory prepayment hereunder), the Annual Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan or reduce the Annual Fee or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Revolving Credit Loan, the Annual Fee or any other fee payable to any Lender without the prior written consent of each Lender directly affected thereby;

10.1.3      Release of Collateral or Guarantor (Anti-Fraud).

Except for sales of assets permitted by Section 7.2.7 [Dispositions of Assets or Subsidiaries], release any Collateral consisting of Membership Interests of Borrower or release substantially all of the assets of Borrower or SAI from its Obligations under the Guaranty Agreement (Anti-Fraud) without the prior written consent of all Lenders; or

10.1.4      Miscellaneous.

Amend Section 4.2 [Pro Rata Treatment of Lenders], 9.6 [Exculpatory Provisions; Limitation of Liability] or 9.13 [Equalization of Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of Lenders, change the definition of Required Lenders, or change any requirement providing for Lenders or Required Lenders to authorize the taking of any action hereunder without the prior written consent of all Lenders;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of Agent in its capacity as Agent shall be effective without the prior written consent of Agent.

10.2         No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of Agent or any Lender in exercising any right, power, remedy or privilege under any Credit Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of Agent and Lenders under any Credit Document are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3         Reimbursement and Indemnification of Lenders by Borrower; Taxes.

Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than Agent, as to which Borrower’s Obligations are set forth in Section 9.5 [Reimbursement and Indemnification of Agent By Borrower]) and to save such Lender harmless against: (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for one Lender except with respect to (i) and (ii) below), incurred by such Lender: (i) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of any Credit Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under any Credit Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Credit Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of any Credit Document or any action taken or omitted by such Lender hereunder or thereunder, provided that Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements: (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if Borrower were not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that Borrower shall remain liable to the extent such failure to give notice does not result in a loss to Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of Borrower, which consent shall not be unreasonably withheld by Borrower.  Lenders will attempt to minimize the fees and expenses of legal counsel for Lenders which are subject to reimbursement by Borrower hereunder by considering the usage of one law firm to represent Lenders and Agent if appropriate under the circumstances.

Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Agent or any Lender to be payable in connection with any Credit Document, and Borrower agrees unconditionally to save Agent and Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4         Holidays.

Whenever payment of a Revolving Credit Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate) and such extension of time shall be included in computing interest and fees, except that the Revolving Credit Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Revolving Credit Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5         Funding by Branch, Subsidiary or Affiliate.

10.5.1      Notional Funding.

Each Lender shall have the right from time to time, without notice to Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Revolving Credit Loan to which the Euro-Rate applies at any time, provided that immediately following (on the assumption that a payment were then due from Borrower to such other office), and as a result of such change, Borrower would not be under any greater financial obligation pursuant to Section 4.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change.  Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Revolving Credit Loans or any sources of funding actually used by or available to such Lender.

10.5.2      Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Revolving Credit Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Revolving Credit Loan subject to the last sentence of this Section 10.5.2.  If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Revolving Credit Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Revolving Credit Loans to the same extent as if such Revolving Credit Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Revolving Credit Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by Borrower hereunder or require Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 4.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

10.6         Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 10.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, 4 days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)           In the case of electronic transmission, when actually received; and

(f)            If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of Agent’s receipt of such Notice.  Borrower authorizes Agent and Lenders to send commercial, business and other information to Borrower via facsimile and/or electronic transmission.

10.7         Severability.

The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.8                           Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the State of New York and shall, pursuant to New York General Obligations Law Section 5-1401, for all purposes be governed by and construed and enforced in accordance with the laws of the State of New York.

10.9                           Prior Understanding.

This Agreement and the other Credit Documents supersede all prior understandings and agreements, whether written or oral, among the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements, proposals, term sheets and commitments.

10.10                     Duration; Survival.

All representations and warranties of Borrower contained herein or made in connection herewith shall survive the making of Revolving Credit Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by Agent or Lenders, the making of Revolving Credit Loans or payment in full of the Revolving Credit Loans.  All covenants and agreements of Borrower contained in Sections 7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] shall continue in full force and effect from and after the date hereof so long as Borrower may borrow and until termination of the Revolving Credit Commitments and payment in full of the Revolving Credit Loans.  All covenants and agreements of Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in any Revolving Credit Notes, Section 4 [Payments] and Sections 9.5 [Reimbursement and Indemnification of Agent by Borrower], 9.7 [Reimbursement and Indemnification of Agent by Lenders] and 10.3 [Reimbursement and Indemnification of Lenders by Borrower; Taxes], shall survive payment in full of the Revolving Credit Loans and termination of the Revolving Credit Commitments.

10.11                     Successors and Assigns.

(a)                                  This Agreement shall be binding upon and shall inure to the benefit of Lenders, Agent, Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights and Obligations hereunder or any interest herein.  Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitments and the Revolving Credit Loans made by it to one or more banks or other entities, subject to the consent of Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that:  (i) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Lender’s Revolving Credit Commitment, and (ii) any assignment made by a Lender of any portion of its Revolving Credit Commitment, or Revolving Credit Loans, shall be a pro rata assignment of its Revolving Credit Commitment and Revolving Credit Loans.  In the case of an assignment, upon receipt by Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory

Lender hereunder, the Revolving Credit Commitments shall be adjusted accordingly, and upon surrender of any Revolving Credit Note subject to such assignment, Borrower shall execute and deliver a new Revolving Credit Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Any Lender that assigns any or all of its Revolving Credit Commitment or Revolving Credit Loans to a Person other than an Affiliate of such Lender shall pay to Agent a service fee in the amount of $3,500 for each assignment.  In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 10.1.1 [Increase of Revolving Credit Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Collateral or Guarantor (Anti-Fraud)]), all of such Lender’s obligations under any Credit Document shall remain unchanged, and all amounts payable by Borrower hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to Borrower and Agent the Withholding Certificate described in Section 10.17.1 [Tax Withholding].  Each Lender may furnish any publicly available information concerning Borrower and any other information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

(c)                                  Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, any Revolving Credit Note and the other Credit Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of Borrower or Agent.  No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Credit Document.

10.12                     Confidentiality.

10.12.1            General.

Agent and Lenders each agree to keep confidential all information obtained from Borrower which is nonpublic and confidential or proprietary in nature (including any information Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  Agent and Lenders shall be permitted to disclose such information: (a) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain confidentiality, (b) to assignees and participants as contemplated by Section 10.11 [Successors and Assigns], and prospective assignees and participants, provided, however, that the Whitecap financial statements shall not be provided to any prospective assignee or participant unless such prospective assignee or participant is a U.S. or foreign bank, a lender to Agent, Siemens Financial Services, Inc. (or any Affiliate thereof), or Siemens First Capital Commercial Finance, LLC (or any Affiliate thereof), (c) to the extent requested by any Official Body or, with notice to Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (d) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (e) if Borrower shall have consented to such disclosure.

Borrower agrees to keep confidential the terms of Agent’s February 16, 2007 Term Sheet and the Credit Documents, except Borrower shall be permitted to disclose such terms: (i) to outside legal counsel, accountants and other professional advisors who need to know such information, subject to agreement of such Persons to maintain confidentiality, (ii) to the extent requested by any Official Body or, with notice to Agent, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iii) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (iv) if Agent shall have consented to such disclosure.

10.12.2                                    Sharing Information With Affiliates of Lenders.

Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of Section 10.12.1 [General] as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Revolving Credit Loans and other Obligations and the termination of the Revolving Credit Commitments.

10.13                     Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.14                     Agent’s or Lender’s Consent.

Whenever Agent’s or any Lender’s consent is required to be obtained under any Credit Document as a condition to any action, inaction, condition or event, Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion (unless expressly stated otherwise herein) and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.15                     Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.16                     CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH OF BORROWER, AGENT, AND LENDERS HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 [NOTICES] AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  EACH OF BORROWER, AGENT, AND LENDERS WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  BORROWER, AGENT AND LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

10.17                     Certifications From Lenders and Participants.

10.17.1                                    Tax Withholding.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to Borrower and Agent 2 duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.  Each Lender, assignee or participant required to deliver to Borrower and Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:  (a) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least 5 Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Lender;  and (b) each assignee or participant shall deliver such valid Withholding Certificate at least 5 Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than 5 Business Days before such date in which case, it shall be due on the date specified by Agent).  Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to Borrower and Agent 2 additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent.  Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations.  Further, Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

10.17.2                                    USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both: (a) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United states or foreign county, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign lender) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

10.18                     Related Entities.

Nothing in this Agreement shall be deemed to prohibit Whitecap, in the event that no Availability exists and the Lenders do not increase the Revolving Credit Commitments to increase Availability, from creating an additional entity for the purpose of entering the security alarm business and purchasing security alarm accounts, so long as such entity is separate from Borrower, operates under a different name, and is not a party to the SAI Servicer Agreement or the Put-Call Agreement, and no customers or contracts are transferred from Borrower to such new entity.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 - CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have caused this Agreement to be executed as of the day and year first above written.

ALARM FUNDING, LLC

By:	/ s / Westin Lovy
Name:	Westin Lovy
Title:	Managing Director

FCC, LLC,
as a Lender and as Agent

By:	/ s / Lee Elmore
Name:	Lee Elmore
Title:	Senior Vice President

SCHEDULE 1.1(B)

REVOLVING CREDIT COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Aggregate Ratable Share

Name: FCC, LLC
Address: 3520 N.W. 58th Street
Oklahoma City, OK 73112
Attention: Lee Elmore, Senior Vice President	$40,000,000	100%
Telephone: 405-917-1135
Telecopy: 405-917-9660

Total:	$40,000,000	100%

SCHEDULE 1.1(B)

REVOLVING CREDIT COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Agent and Borrower:

AGENT:

Name: FCC, LLC

Address:	3520 N.W. 58th Street
Oklahoma City, OK 73112

Attention: Lee Elmore, Senior Vice President

Telephone:	405-917-1135
Telecopy:	405-917-9660

BORROWER:

Name: Alarm Funding, LLC

Address:	800 Connecticut Ave., Suite E-403
Norwalk, CT 06854

Attention: Westin H. Lovy

Telephone:	203-656-4848
Telecopy:	203-656-1994